UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    Form 8-K

                                 CURRENT REPORT



                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) : June 19, 2001


                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
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             (Exact name of registrant as specified in its charter)


        DELAWARE                        0-27148                 13-369026
----------------------------    ----------------------      ------------------
(State of other jurisdiction   (Commission File Number)      (IRS Employer
      of incorporation)                                  Identification Number)


                  246 INDUSTRIAL WAY WEST, EATONTOWN, NJ 07724
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               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (732) 544-0155


Item 5.  Other Events


A.  Acquisition of Assets of Einstein/Noah Bagel Corp.

     On June 19, 2001, our wholly-owned subsidiary, Einstein Acquisition Corp. ("EAC"), purchased substantially all of the assets (the "Einstein Acquisition") of Einstein/Noah Bagel Corp. and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. (collectively, "Einstein"). Einstein is the largest bagel bakery chain in the United States, with 463 stores, nearly all of which are company-owned. The Einstein Acquisition was made pursuant to an Asset Purchase Agreement (annexed hereto as Exhibit 99.20) which was entered into by EAC and its affiliate as the successful bidders at an auction conducted by the United States Bankruptcy Court, District of Arizona, on June 1, 2001 in the Einstein bankruptcy case. A copy of the Court's Order is annexed hereto as Exhibit 99.22. The purchase price was $160,000,000 in cash and the assumption of up to $30,000,000 in current liabilities, for a total of $190,000,000. We entered into a Transition Services Agreement with Einstein as part of the Einstein Acquisition, a copy of which is annexed hereto as Exhibit 99.21. Subsequent portions of this report on Form 8-K will describe the financing for the Einstein Acquisition.

     As a result of the Einstein Acquisition, we are now the largest franchisor/operator of bagel bakeries in the United States with approximately 800 stores in 35 states. We operate and franchise bagel bakeries under the Einstein Bros., Manhattan Bagel, Chesapeake Bagel Bakery, and Noah's New York Bagels brand names. The Company's retail system consists of approximately 500 company-owned stores and approximately 300 franchised and licensed stores. Our stores offer a wide variety of fresh baked bagels, bagel sticks and bialys, a large selection of cream cheese flavors, an extensive variety of gourmet breakfast and lunch sandwiches, gourmet salads, hearty soups, and premium coffee, specialty and soft drinks.

     We have four bagel dough production facilities, two cream cheese production facilities and one coffee roasting plant. These products are currently distributed to our company-operated stores, and sold to our franchised and licensed stores, as well as to supermarket and non-traditional outlets.

     We will be focused on efforts to realize cost savings through integrating the Einstein Acquisition with our existing operation. The integration will involve consolidating distribution, purchasing and production, and eliminating redundant overhead and administrative costs.

     We plan to leverage our brand names, and production facilities through company store growth and through franchising and licensing. Franchising will allow us to continue penetration of existing and new markets with lower financial and human capital investments required for growth through Company-operated stores. We also intend to expand through licensing our brands for non-traditional locations such as universities, airports, hotels and airlines.

     Our principal offices are now located at 246 Industrial Way West, Eatontown, New Jersey 07724, (732) 544-0155 and 1687 Cole Boulevard, Golden, Colorado 80401, (303) 568-8000.

Retail Stores

     Manhattan Bagel and Chesapeake Bagel Bakeries. There are presently 251 Manhattan Bagel and 59 Chesapeake Bagel Bakery stores. Manhattan Bagel stores are designed to combine the authentic tastes of a bagel bakery with the comfortable setting of a neighborhood meeting place. Manhattan Bagel's prototypical store blends functionality, style and customer comfort in a relaxed social atmosphere. Walls are covered with murals designed to portray the Manhattan Bagel brand. Manhattan Bagel stores are typically in leased locations of approximately 1,500 square feet with parking and indoor seating for 20-40 customers. During 2000, we redesigned our prototype store to emphasize our lunch offerings, specialty coffee drinks and cool blended drinks menu. Manhattan Bagel stores offer, over the course of any given year, more than 23 varieties of fresh baked bagels, as well as bagel sticks and bialys. Manhattan's bagels are baked fresh throughout the day using a traditional boil and bake process to create a light, "crunchy on the outside, chewy on the inside" bagel. Manhattan Bagel stores also offer 15 flavors of cream cheese, and an extensive variety of breakfast and lunch sandwiches, coffee, soft drinks, salads, muffins and soups. The Chesapeake Bagel Bakery stores also offer an extensive variety of breakfast and lunch sandwiches, coffee, salads and soups.

     Einstein Bros. Bagels and Noah's New York Bagels. There are 380 Einstein Bros. Bagels stores and 83 Noah's New York Bagels stores. The Einstein Bros. Bagels and Noah's New York Bagels stores (the "Einstein Stores") feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and sandwiches under the Einstein Bros. Bagels and Noah's New York Bagels brand names. A key component of the Einstein Stores product strategy is their offering of bagels including whole blueberries, raisins and nuts. Bagels are offered in a wide variety of both traditional and creative flavors and are baked fresh throughout the day in each store. Einstein's Stores also offer a line of traditional and creative flavors of cream cheese and an extensive line of beverages featuring branded coffees and teas, fruit teas, bottled and fountain sodas, juices and waters. The menu also includes creative soups, salads and sandwiches offering customers a variety of lunch alternatives, as well as branded retail products that support the major menu categories, including ground and whole bean coffees, teas, bagel chips, coffee mugs and other items.

     New World Coffee. There are presently 27 New World Coffee stores. New World Coffee stores are designed to be conducive to capturing all day parts. In addition, the store atmosphere is designed to be a comfortable and inviting cafe setting through the use of natural materials, warm lighting, appropriate music and a comfortable seating area to promote the stores' use as neighborhood gathering places. The Company's prototype store averages 1,400 - 1,800 square feet. New World Coffee stores offer, over the course of any given year, up to 30 varieties and blends of fresh roasted coffee, in brewed and whole bean format, from coffee producing countries around the world. Regular and decaffeinated "Coffees of the Day" are fresh brewed daily with strict brewing and freshness standards. The stores also offer a broad range of Italian-style beverages such as espresso, cappuccino, caffe latte, caffe mocha and espresso machiato. Management is constantly working with its suppliers to develop a selection of quality food items, which will complement beverage sales.

     Franchise Operations. We operate and support our franchise operations with the following basic activities: (a) identification and selection of potential franchisees based on operational abilities and financial stability; (b)
assistance in site location and store build out; (c) training at our headquarters training facility and on location; (d) monitoring of sales and assistance with sales promotion and product mix; (e) monitoring of operations to ensure compliance with operating procedures and quality standards; (f) local and regional advertising promotions; and (g) introduction of new food and beverage products and helping the franchisee's business to be active during multiple dayparts.

Sourcing, Manufacturing & Distribution

     We believe that controlling the manufacture and distribution of bagels, cream cheeses and coffee are important elements in ensuring both product quality and profitability. To support this strategy, we have made significant investments in processing technology, formulations and manufacturing capacity.

     Bagel Production. We have significant know-how and technical expertise for manufacturing and freezing mass quantities of raw bagels to produce a high-quality product more commonly associated with smaller bakeries. We believe this system enables stores to provide customers with consistent, superior products. We currently operate bagel manufacturing facilities in Eatontown, NJ, and Whittier, CA and Los Angeles, CA.

     Cream Cheese Production. During 2000, we entered into a production supply agreement with BC-USA, Inc. a premier manufacturer of cream cheese and related products. Pursuant to the agreement, BC-USA, Inc. produces cream cheese for sale to our retail units utilizing proprietary formulas and specifications that we have developed. We retain quality control personnel to insure the product is manufactured according to specifications. Management believes that this allows us to provide a cheese product with longer shelf life at a lower price. We have retained our cream cheese manufacturing facilities in Eatontown, NJ and Los Angeles, CA which can be utilized in the future based upon production requirements.

     Coffee Sourcing. We purchase only the highest quality grades of Arabica coffee available from the best crops by evaluating crop samples on an ongoing basis and making purchase commitments on the basis of quality, taste and availability. We make forward commitments for the purchase of all of our coffee to help ensure adequate supply. We have long-standing relationships with coffee brokers, allowing us access to the world's best green coffees.

     Coffee Roasting. Our roasting process varies based upon the variety, origin and physical characteristics of the coffee and is designed to develop the optimal flavor and aromatics of each coffee. We currently roast our coffee in our Branford, CT manufacturing facility.

     Coffee Packaging. During 2000, we opened a state-of-the-art coffee packaging facility at our Eatontown, NJ plant. This was done in connection with the introduction of our premium private label coffee, Mountain Ridge Coffee, into Manhattan Bagel Stores during the year 2000. Packaging coffee at the Eatontown facility has allowed us to maximize utilization of our facility and reduce costs of distribution.

     Distribution. Our products are typically delivered to the stores by truck either directly from the manufacturing facility or through third party distributors. Our coffee is delivered to each store at least twice a week, generally within 24 hours of roasting. This enables us to control the freshness of the coffee sold in our stores.

Properties

     As of April 1, 2001, and assuming the Einstein Acquisition as of such date, the Company and its franchisees and licensees operated 800 stores, consisting of
(A) 27 New World Coffee stores, (B) 251 Manhattan Bagel stores, (C) 59 Chesapeake Bagel Bakery stores, (D) 380 Einstein Bros. Bagels stores and (E) 83 Noah's New York Bagel stores as follows:


                   [balance of page intentionally left blank]



                                                  Manhattan        Chesapeake     Einstein     Noah's New
State                           New World           Bagel             Bagel        Bros.       York Bagels    Total
-----                           ---------           -----             -----        -----       -----------    -----

Alabama.......................         --               2                --           --             --        2
Arizona.......................         --              --                --           19             --       19
California....................         --              23                --           19             72      114
Colorado......................         --               6                --           26             --       32
Connecticut...................          4               5                --            1             --       10
Delaware......................         --               5                --            2             --        7
District of Columbia..........         --              --                 3            1             --        4
Florida.......................         --              19                 5           47             --       71
Georgia.......................         --               7                 1           14             --       22
Illinois......................         --              --                 1           35             --       36
Indiana.......................         --              --                --           11             --       11
Kansas........................         --               2                --           12             --       14
Louisiana.....................         --              --                 1           --             --        1
Maryland......................         --               2                13           14             --       29
Massachusetts.................         --               2                --            5             --        7
Michigan......................         --               2                --           20             --       22
Minnesota.....................         --              --                 1           11             --       12
Missouri......................         --              --                 1           17             --       18
Nevada........................         --               1                --            9             --       10
New Hampshire.................         --              --                --            1             --        1
New Jersey....................          4              50                --            5             --       59
New Mexico....................         --              --                --            5             --        5
New York......................         14              13                 1            1             --       29
North Carolina................         --              12                 2            2             --       16
Ohio..........................         --               4                --           13             --       17
Oklahoma......................         --              26                --           --             --       26
Oregon........................         --              --                --           --              6        6
Pennsylvania..................          5              52                 5           17             --       79
South Carolina................         --               2                 2           --             --        4
Texas.........................         --               4                 1           24             --       29
Utah..........................         --              --                --           21             --       21
Virginia......................         --              12                21           15             --       48
Washington....................         --              --                --           --              5        5
West Virginia.................         --              --                 1           --             --        1
Wisconsin.....................         --              --                --           13             --       13

   Total......................         27             251                59          380             83      800



Franchised....................         18             218                59            3              2      300
Company-Owned.................          9              33                --          377             81      500



     Information with respect to our headquarters, training, manufacturing and distribution facilities is presented below:

 Location                     Facility                                                      Size
---------                     --------                                                      ----

 Eatontown, NJ(1)             Corporate Headquarters, Bagel University/Coffee University    101,000 sq. ft.
                              Bagel Manufacturing Coffee Packaging Distribution
 Los Angeles, CA(2)           Regional Offices, Bagel Manufacturing Distribution             24,000 sq. ft.
 Greenville, SC(3)            Bagel Manufacturing                                            12,500 sq. ft.
 Branford, CT(4)              Office/Training Facilities                                      3,800 sq. ft.
                              Coffee Roasting Plant                                           1,600 sq. ft.
 Golden, CO(5)                Regional Headquarters-Support Center-Facility Test-Bakery      46,400 sq. ft.
 Whittier, CA(6)              Bagel Manufacturing Distribution                               56,640 sq. ft

-----------

(1)      This  facility  is  leased.  Lease  term  ends  January  31,  2005 and is  subject  to two 5 year extension options.

(2)      This  facility  is  leased,  with an  initial  lease  term  through  June 1,  2007 and two 5 year options.

(3)      This  facility is located on a 1.45-acre  parcel of land owned by the Company.  This  facility is not currently in operation.

(4)      This facility is leased through October 31, 2001.

(5)      This facility is leased through May 31, 2007.

(6)      This  facility is leased with an initial  lease term running  through  November 30, 2005 with two
         5-year options.

Employees

     At March 31, 2001, and assuming the Einstein Acquisition as of such date, we had 9,945 employees, of whom 9,547 were store personnel, 172 were plant and support services personnel, and 226 were corporate personnel. Most store personnel work part time and are paid on an hourly basis. We have never experienced a work stoppage and our employees are not represented by a labor organization. We believe that our employee relations are good.

Trademarks and Trade Names

     Our rights in our trademarks and service marks ("Marks") are a significant part of our business. The Company and its subsidiaries are the owners of the federal registration of the Marks: "Einstein Bros.," "Manhattan Bagel," "Noah's New York Bagels," "Chesapeake Bagel Bakery" and "New World Coffee." Some of the Company's and its subsidiaries' Marks are also registered in several foreign countries. In addition, the Company has applied to register "Noah's New York Bagels" and "Einstein Bros." in approximately 30 and 70 foreign countries, respectively. We are aware of a number of companies which use various combinations of the words "Manhattan" and/or "Bagel", some of which may have senior rights to the Company for such use, but none of which, either individually or in the aggregate, are considered to materially impair the our use of our Marks. It is our policy to defend our Marks and the goodwill associated therewith from encroachment by others.

B.  Debt Financing for Einstein Acquisition

     In order to conclude the Einstein Acquisition, the Company obtained debt financing in the aggregate amount of $175 million. The debt financing was secured through two facilities, a private placement of $140 million of senior secured increasing rate notes due 2003 (the "$140 Million Facility") and a $35 million asset-based secured loan to a wholly-owned subsidiary of the Company (the "$35 Million Facility").

The $140 Million Facility

     The $140 million Facility was placed through Jefferies and Company, Inc. ("Jefferies") and is secured by a security interest in all of the Company's assets and the assets of the Company's subsidiaries (other than the subsidiary ("Bondco") holding the Einstein Bonds (as defined below)). In connection with the $140 million Facility, the Company also issued warrants to purchase in the aggregate 13.7 million shares of the Company's Common Stock at an exercise price of $0.01 per share.

     The notes under the $140 Million Facility, the terms of which are governed by a certain Indenture dated as of June 19, 2001, by and among the Company, Jefferies and the United States Trust Company of New York ("U.S. Trust") (the "Indenture"), a copy of which is annexed as Exhibit 99.10, mature on June 15, 2003 and bear interest at an annual rate of 13%, increasing by 100 basis points each quarter commencing September 15, 2001 to a maximum rate of 18%. The Company will begin making interest payments quarterly commencing on September 15, 2001. The Company may redeem all or a portion of the notes at any time for their face value plus accrued and unpaid interest. If there is a Change in Control (as such term is defined in the Indenture) of the Company, the holders of the notes will have the right require us to repurchase the notes at a price equal to 101% of the face amount plus accrued and unpaid interest. The notes are guaranteed by each of the Company's active subsidiaries other than Bondco.

     The notes were issued pursuant to the terms of a certain Purchase Agreement dated as of June 15, 2001, by and between the Company and Jefferies (the "Purchase Agreement"), a copy of which is annexed hereto as Exhibit 99.12. The notes were issued in units consisting of $1,000 principal amount together with a warrant to purchase 98 shares of the Company's Common Stock. The notes and the warrant were separated for independent trading immediately after the conclusion of the offering. The warrants were issued pursuant to, and are governed by, the terms of a certain Warrant Agreement dated as of June 19, 2001, by and among the Company, Jefferies and U.S. Trust (the "Warrant Agreement"), a copy of which is annexed hereto as Exhibit 99.14. The holders of the notes and warrants are entitled to certain registration rights as set forth in a certain Registration Rights Agreement dated as of June 19, 2001, by and among the Company, Jefferies and U.S. Trust (the "Registration Rights Agreement"), a copy of which is annexed hereto as Exhibit 99.16.

     The Indenture contains certain restrictive covenants which are applicable to the conduct of the Company's business, including:

     1. The Company will not permit Consolidated Cash Flow (as defined in the Indenture) during any twelve-month period to be less than $30 million.

     2. The aggregate amount of Capital Expenditures (as defined in the Indenture) in any fiscal year shall not exceed $8 million.

     3. The Company and its subsidiaries are restricted in their ability to declare or pay any dividends or distributions, or to purchase or redeem any Equity Interest (as defined in the Indenture) of the Company or any Subsidiary, and to retire any Indebtedness (as defined in the Indenture) that is pari passu or subordinated to the notes, and to make certain other restricted payments.

     (Reference is made to Exhibit 99.10 for a complete statement of the covenants.)

The $35 Million Facility

     Pursuant to the terms of a certain Note Purchase and Security Agreement dated as of June 19, 2001, by and among the Company, Bondco and Jefferies (the "Purchase and Security Agreement"), a copy of which is annexed hereto as Exhibit 99.17, Bondco sold $35 million aggregate principal amount of secured increasing rate notes. The notes are secured by $61.5 million aggregate principal amount of 7.25% subordinated convertible debentures due June 2004 of Einstein/Noah Bagel Corp. (the "Einstein Bonds"). Interest on the $35 million of notes initially accrues at a rate of 14% per annum, increasing by .35% on the fifteenth day of each month following issuance. Interest is payable on the fifteenth day of every month and may be paid in kind at Bondco's option. There is a mandatory pre-payment of the notes upon a change of control of the Company which requires the Company to pay 101% of the principal amount thereof plus accrued and unpaid interest thereon. Bondco is required to apply all proceeds relating to the Einstein Bonds as a repayment of the $35 million notes. The Company anticipates that this loan will be repaid from the proceeds of the Einstein Bonds distributed in the Einstein bankruptcy case. However, to the extent that the proceeds received by Bondco from the Einstein bankruptcy are insufficient to repay these notes, the holders of the notes will have the option to require the Company to issue to such holders preferred stock having a redemption value equal to the deficiency. If the amount of such deficiency is less than $5.0 million, then the preferred stock will be entitled to an annual cash dividend equal to 17% per annum, increasing 100 basis points per month until the preferred stock is redeemed and the Company will be required to issue warrants to purchase 5% of the fully-diluted shares of common stock of the Company. If the amount of such deficiency is greater than or equal to $5.0 million, then the preferred stock will be entitled to an annual cash dividend equal to 18% per annum, increasing 100 basis points per month until the preferred stock is redeemed and the Company will be required to issue warrants to purchase 10% of the fully-diluted shares of common stock of the Company.

     Bondco is required to apply all the proceeds related to the Einstein Bonds to the repayment of the $35 million in notes. To the extent that there are net proceeds from the Einstein Bonds, after payment of the $35 million facility in full, the excess shall be payable to Greenlight New World, LLC, an affiliate of the Company which transferred its Einstein Bonds to Bondco. If the excess payment, if any, is less than the investment by Greenlight New World, LLC in the Einstein Bonds, the difference, plus a 15% per annum increment, shall be payable in the Company's Series F Preferred Stock (valued at $1,000 per share) and warrant coverage comparable to that described under "Series F Private Placement" below.

Series F Private Placement

     On or about June 7, 2001, the Company consummated a sale of 4,000 additional shares of its authorized, but unissued, Series F Preferred Stock to Halpern Denny III, L.P. ("Halpern Denny") in exchange for the sum of $4,000,000 pursuant to the terms of the Series F Preferred Stock and Warrant Purchase Agreement (the "June Purchase Agreement") with Halpern Denny, dated June 7, 2001, a copy of which is annexed hereto as Exhibit 99.1.

     In addition, on or about June 19, 2001, the Company consummated the sale of 21,000 additional shares of its authorized, but unissued, Series F Preferred Stock in exchange for $21,000,000, pursuant to the terms of the Third Series F Stock and Warrant Purchase Agreement (the "Third Purchase Agreement") by and
among the Company, Halpern Denny, Greenlight Capital, L.P. ("Greenlight Capital"), Greenlight Capital Qualified, L.P. ("Greenlight Qualified"), Greenlight Capital Offshore, Ltd. ("Greenlight Offshore", and together with Greenlight Capital, Greenlight Qualified collectively referred to as "Greenlight"), Special Situations Private Equity Fund, L.P. ("Special Situations Private"), Special Situations Cayman Fund, L.P., ("Special Situations Cayman") and Special Situations Fund, L.P. ("Special Situations Fund", and together with Special Situations Private and Special Situations Funds, collectively referred to as "Special Situations"). A copy of the Third Purchase Agreement is annexed hereto as Exhibit 99.2. The amount of shares purchased are as follows: (i) Halpern Denny purchased 3,500 shares, (ii) Greenlight Capital purchased 2,200 shares, (iii) Greenlight Qualified purchased 5,300 shares, (iv) Greenlight Offshore purchased 5,000 shares; (v) Special Situations Private purchased 1,200 shares (vi) Special Situations Cayman purchased 950 shares and (vii) Special Situations Fund purchase 2,850 shares.

     In connection with the sale of the Series F Preferred Stock, the Company sold warrants to purchase shares of the Company's common stock at a price per share of $.01 (subject to adjustment as provided in the warrant) pursuant to the June Purchase and Third Purchase Agreement. The warrants have a term of five years and further provide that they would be exercisable for additional shares under certain events, as set forth in the warrants. Warrants issued are as follows: (i) Halpern Denny - 6,346,180 shares (ii) Greenlight Capital - 2,692,565 shares (iii) Greenlight Qualified - 6,347,321 shares (iv) Greenlight Offshore - 5,779,137 shares, (v) Special Situations Cayman - 803,850 shares,
(vi) Special Situations Private - 1,015,389 shares, and (vii) Special Situations Fund - 2,411,548 shares. The form of warrant issued is annexed hereto as Exhibit 99.9

     The rights, preferences and designations of the Series F Preferred Stock are set forth in a Second Amended Certificate of Designation, Rights and Preferences of Series F Preferred Stock (the "Second Amended Certificate of
Designation"). A copy of the Second Amended Certificate of Designation is annexed hereto as Exhibit 99.7.

     In connection with the execution and delivery of both the June Purchase and Third Agreements, each of Halpern Denny and Brookwood New World Investors, LLC ("Brookwood") waived preemptive rights they may have had concerning the issuance of additional shares of Series F Preferred Stock and consented to the filing of the Second Amended Certificate of Designation which increased a number of shares of Series F Preferred Stock the Company is authorized to issue from 73,000 shares to 116,000 shares.

     The Third Purchase Agreement provides that for so long as the Series F Preferred Stock has not been redeemed for cash (including payment of the Notes, if any), Halpern Denny, Greenlight and Special Situations shall receive additional warrants equal to a percentage (specified therein) of the fully diluted common stock of the Company (excepting certain options and warrants) on June 19, 2002, and on each succeeding June 30 and December 31.

     In connection with each of the June Purchase and Third Purchase Agreements, the parties amended the form of note (the "Note") to be issued to the holders of Series F Preferred Stock upon a redemption of their shares to refer to their agreement with the Company's secured lender concerning subordination of their interests to the secured lender's interests. A copy of the amended Note is annexed hereto as Exhibit 99.11. As a consequence of the amendment to the Note, the Company amended its January 2001 Exchange Agreement with BET Associates L.P. ("BET") and Brookwood and the January 2001 Purchase Agreement with Halpern Denny to reflect the new form of Note. Copies of these amendments are annexed hereto, respectively, as Exhibits 99.5 and 99.6. In addition, the Company, BET, Brookwood and Halpern Denny entered into amendments to each of the Stockholders Agreement and Amended and Restated Registration Rights Agreement executed in connection with the January 2001 financing to conform certain defined terms therein to include the additional securities issued pursuant to the Third Purchase Agreement. Copies of the Amendment No. 2 to Stockholders Agreement and Amendment No. 2 to Amended and Restated Registration Rights Agreement are annexed hereto as Exhibits 99.4 and 99.3, respectively.

Item 7  -  Financial Statements, Pro Forma Financial Statements and Exhibits.

     99.1. Series F Preferred Stock Purchase Agreement dated June 7, 2001 by and between the Company and Halpern Denny.

     99.2. Third Series F Preferred Stock and Warrant Purchase Agreement dated as of June 19, 2001, by and among the Company, Halpern Denny, Greenlight and Special Situations.

     99.3 Amendment No. 2 to Registration Rights Agreement dated as of June 19, 2001, by and among the Company, Halpern Denny, BET and Brookwood.

     99.4. Amendment No. 2 to Stockholders Agreement dated June 19, 2001, by and among the Company, Halpern Denny, BET and Brookwood.

     99.5. Letter Agreement dated as of June 19, 2001, by and between the Company, BET, Brookwood and Halpern Denny (TO BE FILED BY AMENDMENT).

     99.6. Amendment No. 1 to First Series F Preferred Stock Purchase Agreement dated as of June 19, 2001 by and among the Company, Halpern Denny, BET and Brookwood.

     99.7. Second Amended Certificate of Designation, Preferences and Rights of Series F Preferred Stock as filed with the Delaware Secretary of State on June 19, 2001.

     99.8. Form of Note issuable to Halpern Denny, Greenlight, BET and Brookwood and Special Situations.

     99.9. Form of Common Stock Purchase Warrant issued to Halpern Denny, Greenlight and Special Situations.

     99.10. Indenture Agreement dated as of June 19, 2001 by and among the Company, certain subsidiaries of the Company, and the United States Trust Company of New York.

     99.11. Purchase Agreement dated as of June 19, 2001 by and between the Company and Jefferies.

     99.12. Pledge and Security Agreement dated as of June 19, 2001, by and among the Company, certain subsidiaries of the Company, and the United States Trust Company of New York.

     99.13. Warrant Agreement dated as of June 19, 2001, by and between the Company, Jefferies and U.S. Trust Company of New York.

     99.14. Registration Rights Agreement dated as of June 19, by and between the Company and Jefferies.

     99.15. Note Purchase and Security Agreement dated as of June 19, 2001 by and among the Company, New World EnbcDeb Corp. and Jefferies dated as of June 19, 2001.

     99.16.  Form  of  Note  issuable  under  the  Note  Purchase  and  Security
Agreement.

     99.17. Account Control Agreement dated as of June 19, 2001 by and between the Company New World EnbcDeb Corp. and Jefferies dated as of June 19, 2001.

     99.18. Asset Purchase Agreement dated as of June 1, 2001 by and between Einstein Acquisition Corp. and Greenlight New World, LLC (as buyers) and ENBC and ENBP, LP (as sellers).

     99.19. Transition Services Agreement dated as of June 19, 2001 by and between Einstein Acquisition Corp. and ENBC and ENBP, LP

     99.20 Order of the United States Bankruptcy Court for the District of Arizona dated June 1, 2001 approving Asset Purchase Agreement

EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...........................................................................
FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of April 24, 2001 (unaudited), January 2, 2001, and December 26, 1999 (pre-petition)
Consolidated Statements of Operations for the quarters ended April 24, 2001 (unaudited) and April 16, 2000
   (unaudited), and for the years ended January 2, 2001, December 26, 1999, and December 27, 1998..................
Consolidated Statements of Changes in Stockholders' Equity for the years ended January 2, 2001, December 26, 1999, and December 27, 1998...........................................................................................
Consolidated Statements of Cash Flows for the quarters ended April 24, 2001 (unaudited) and April 16, 2000
   (unaudited) and for the years ended January 2, 2001, December 26, 1999 and December 27, 1998....................
Notes to Consolidated Financial Statements.........................................................................

NEW WORLD COFFEE-MANHATTAN BAGEL. INC. UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS INDEX TO
CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Combining Financial Information..............................................................


Item 8 - Change in Fiscal Year

     Currently the Registrant's fiscal year end is the Sunday closest to December 31. Effective as of June 30, 2001, and as a result of the Einstein Acquisition, for fiscal 2001, the Company has elected to change its fiscal to the Tuesday closest to December 31. This will continue to be a 52-53 week fiscal year, consisting of four 13-week quarters. This change will be effective for the Company's quarter which was originally scheduled to end July 1, 2001 and which now, as a result of the change, will be extended by two days and will end on July 3, 2001. Thereafter, all future fiscal quarters will end on a Tuesday.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    July 3, 2001
                                         NEW WORLD COFFEE - MANHATTAN
                                               BAGEL, INC.


                                         By:  /s/  Jerold E. Novack
                                              ---------------------
                                              Name:  Jerold E. Novack
                                              Title:    Chief Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

     We have audited the accompanying consolidated balance sheets of Einstein/Noah Bagel Corp. (a Delaware corporation) and subsidiaries as of December 26, 1999 and January 2, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 27, 1998, December 26, 1999 and January 2, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Einstein/Noah Bagel Corp. and subsidiaries as of December 26, 1999 and January 2, 2001, and the results of their operations and their cash flows for the fiscal years ended December 27, 1998, December 26, 1999 and January 2, 2001, in conformity with accounting principles generally accepted in the United States.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company and a subsidiary have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Furthermore, the Company may not generate sufficient liquidity to meet its financial obligations as they become due, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Denver, Colorado
March 30, 2001



                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                                  December 26,        January 2,       April 24,
                                                                                     1999              2001               2001
                                                                                     ----              ----               ----
                                                                                (pre-petition)                        (unaudited)
                                                                                --------------         ------         -----------
                                                               ASSETS
Current Assets:
   Cash and cash equivalents.........................................                $2,708            $3,959             $3,721
   Restricted deposits...............................................                    --                80                 --
   Accounts receivable, net..........................................                 1,289             1,305              1,342
   Inventories.......................................................                 9,456             7,819              7,959
   Prepaid expenses and other current assets.........................                 1,327               971              3,038

        Total current assets.........................................                14,780            14,134             16,060
Property and Equipment, net..........................................               123,736           120,342            119,131
Goodwill, net........................................................               211,848           200,217            196,642
Trademarks, net......................................................                 2,052             2,033              2,001
Recipes, net.........................................................                 2,358             2,045              1,949
Other Assets, net....................................................                 6,486             3,936              3,650

        Total assets.................................................              $361,260          $342,707           $339,433



                                                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities Not Subject to Compromise:
   Current Liabilities:
      Accounts payable...............................................               $15,344           $16,435            $13,602
      Accrued expenses...............................................                20,699            24,199             28,273
      Debtor-in-possession financing.................................                    --            22,905             25,369
      Revolving credit facility......................................                18,600                --                 --
      Senior term loan...............................................                18,000                --                 --
      Convertible subordinated debentures............................               125,000                --                 --

           Total current liabilities.................................               197,643            63,539             67,244
   Other Noncurrent Liabilities......................................                15,798            11,697             11,626

           Total liabilities not subject to compromise...............               213,441            75,236             78,870
Liabilities Subject to Compromise....................................                    --           150,347            150,439
Minority Interest....................................................                32,844            30,379             30,145
Stockholders' Equity:
   Preferred Stock--$.01 par value; 20,000,000 shares authorized; no
      shares issued and outstanding..................................                    --                --                 --
   Common Stock--$.01 par value; 200,000,000 shares authorized;
      34,083,681 shares issued in 1999 and 2000......................                   341               341                341
   Additional paid-in capital........................................               377,616           377,616            377,616
   Treasury Stock, at cost (813,146 shares in 1999 and 2000).........               (5,261)           (5,261)            (5,261)
   Accumulated deficit...............................................             (257,721)         (285,951)          (292,717)

           Total stockholders' equity................................               114,975            86,745             79,979

           Total liabilities and stockholders' equity................              $361,260          $342,707           $339,433



The accompanying notes to the consolidated financial statements are an integral part of these statements.



EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                   Fiscal Year Ended                       For the Quarter Ended
                                                                   -----------------                       ---------------------
                                                      January 2,       December 26,       December 27,      April 24,      April 16,
                                                          2001               1999               1998           2001           2000
                                                          ----               ----               ----           ----           ----
                                                            (Unaudited)

Revenue:
   Store revenue..............................          $375,703           $375,549           $371,919       $111,778       $118,323
Costs and Expenses:
   Store:
      Cost of products sold...................           122,981            124,071            127,573         36,671         38,893
      Salaries and benefits...................           114,265            117,499            116,226         33,462         36,738
      Other controllable costs................            31,437             30,664             29,392          9,357         10,337
      Rent, occupancy and related costs.......            32,983             36,222             35,603          9,997         11,222
      Marketing expenses......................            14,615              9,138             13,291          5,223          4,972
      Depreciation and amortization...........            12,221             10,816             19,085          3,989          3,654

        Total store costs and expenses                   328,502            328,410            341,170         98,699        105,816
   Non-Store:
      Salaries, benefits, general and
        administrative........................            31,729             34,911             37,571          9,777         10,933
      Impairment of long-lived assets.........                --                 --            212,371             --             --
      Pre-petition reorganization expenses....             2,641                 --                 --             --          2,641
   Depreciation and amortization (excluding
      goodwill amortization)..................             6,120              4,085              4,914          1,479          1,479
      Goodwill amortization...................            11,631             11,633             10,778          3,575          3,564

        Total non-store costs and expenses....            52,121             50,629            265,634         14,831         18,617

        Total costs and expenses..............           380,623            379,039            606,804        113,530        124,433

Loss from Operations..........................           (4,920)            (3,490)          (234,885)        (1,752)        (6,110)
Other Income (Expense):
      Interest income.........................                --                 --                282             --             --
      Interest expense (contractual interest
        $9,239 for year ended January 2, 2001)           (7,368)           (11,877)           (11,811)        (1,524)        (3,935)
      Other, net..............................                37                  3            (3,409)             80             18

        Total other income (expense)..........           (7,331)           (11,874)           (14,938)        (1,444)        (3,917)

Loss before Reorganization Items, Income Taxes
   and Minority Interest......................          (12,251)           (15,364)          (249,823)        (3,196)       (10,027)
Reorganization Items:
      Provision for loss on disposal of assets           (4,723)                 --                 --             --             --
      Provision for rejected executory contracts         (3,223)                 --                 --             --             --
      Professional fees.......................          (10,394)                 --                 --        (3,752)             --

        Total reorganization items............          (18,340)                 --                 --        (3,752)             --

Loss before Income Taxes and Minority Interest          (30,591)           (15,364)          (249,823)        (6,948)       (10,027)
Provision for Income Taxes....................               104                106                221             52             30
Minority Interest in Loss of Subsidiary.......           (2,465)            (1,087)           (46,117)          (234)          (726)

Net Loss......................................         $(28,230)          $(14,383)         $(203,927)       $(6,766)       $(9,331)



Basic Loss per Share..........................           $(0.85)            $(0.43)            $(6.18)         $(.20)        $(0.28)



Diluted Loss per Share........................           $(0.85)            $(0.43)            $(6.18)         $(.20)        $(0.28)



Weighted Average Number of Common Shares
   Outstanding:
      Basic...................................            33,271             33,271             33,024         33,271         33,271



      Diluted.................................            33,271             33,271             33,024         33,271         33,271



The accompanying notes to the consolidated financial statements are an integral part of these statements.


EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                                                 Fiscal Year Ended
                                                                                                 -----------------
                                                                                     December 27,       December 26,      January 2,
                                                                                             1998               1999            2001
                                                                                             ----               ----            ----

Common Stock
   Balance at beginning of year.............................................                 $333               $341            $341
   Issuance of common stock.................................................                    8                 --              --

   Balance at end of year...................................................                 $341               $341            $341



Additional Paid-in Capital
   Balance at beginning of year.............................................             $374,685           $377,616        $377,616
   Issuance of common stock.................................................                2,929                 --              --
   Exercise of stock options and warrants...................................                    2                 --              --

   Balance at end of year...................................................             $377,616           $377,616        $377,616



Treasury Stock
   Balance at beginning of year.............................................             $(5,261)           $(5,261)        $(5,261)

   Balance at end of year...................................................             $(5,261)           $(5,261)        $(5,261)



Accumulated Deficit
   Balance at beginning of year.............................................            $(39,411)         $(243,338)      $(257,721)
   Net loss.................................................................            (203,927)           (14,383)        (28,230)

   Balance at end of year...................................................           $(243,338)         $(257,721)      $(285,951)



The accompanying notes to the consolidated financial statements are an integral part of these statements.



                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)



                                                                 Fiscal Year Ended                        For the Quarter Ended
                                                                 -----------------                        ---------------------
                                                     December 27,        December 26,      January 2,       April 24,      April 16,
                                                             1998                1999            2001            2001           2000
                                                             ----                ----            ----            ----           ----
                                                                                                               (unaudited)

Cash Flows from Operating Activities:
   Net loss..................................          $(203,927)           $(14,383)       $(28,230)        $(6,766)       $(9,331)
   Adjustments to reconcile net loss to net
      cash provided by (used in) operating
      activities:
      Depreciation and amortization..........              34,777              26,534          29,972           9,043          8,697
      Minority interest......................            (46,117)             (1,087)         (2,465)           (234)          (726)
      Provision for write-down of assets.....             217,104                 648           1,280              --          1,280
      Loss on disposal of assets.............                  --                  --           1,689              29            464
      Changes in assets and liabilities:
        Accounts receivable..................               (123)                 427            (16)            (37)          (115)
        Accounts payable and accrued expenses             (8,456)             (5,575)          10,332           2,816          3,166
        Other assets and liabilities.........             (5,724)                 254             493         (2,277)          (388)

           Net cash provided by (used in)
              operating activities...........            (12,466)               6,818          13,055           2,574          3,047

Cash Flows from Investing Activities:
   Purchase of property and equipment........            (17,430)            (13,515)        (13,125)         (5,276)        (6,512)
   Purchase of other assets..................               (111)             (1,336)         (1,054)              --            (1)

      Net cash used in investing activities..            (17,541)            (14,851)        (14,179)         (5,276)        (6,513)

Cash Flows from Financing Activities:
   Borrowings under credit facility..........              68,357             172,875          86,140         112,193         70,527
   Repayments under credit facility..........            (68,732)           (165,900)       (106,670)       (109,729)       (68,225)
   Borrowings under debtor-in-possession
      facility...............................                  --                  --         221,522              --             --
   Repayments under debtor-in-possession
      facility...............................                  --                  --       (198,617)              --             --

      Net cash provided by (used in)
        financing activities.................               (375)               6,975           2,375           2,464          2,302

Net Increase (Decrease) in Cash and Cash
   Equivalents...............................            (30,382)             (1,058)           1,251           (238)        (1,164)
Cash and Cash Equivalents, beginning of year.              34,148               3,766           2,708           3,959          2,708

Cash and Cash Equivalents, end of year.......              $3,766              $2,708          $3,959          $3,721         $1,544



Operating Cash Proceeds and Payments
   Resulting from Reorganization:
   Professional fees paid....................                  $--                 $--         $8,390



   Net payments made related to closed stores                  $--                 $--         $3,193



   Net proceeds from sale of store leases....                  $--                 $--           $910



Supplemental Cash Flow Information:
   Interest paid.............................              $11,818             $11,855          $3,856



   Income taxes paid.........................                 $220                $138            $114



Supplemental Schedule of Non-Cash Activities:
   Issuance of debt in connection with
      purchase of equipment and other assets.              $1,682                  $--             $--



   Issuance of common stock in connection
      with acquisition.......................              $2,922                  $--             $--



The accompanying notes to the consolidated financial statements are an integral part of these statements.


EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

     Einstein/Noah Bagel Corp. and its subsidiaries (the "Company") operate specialty retail bagel stores in the United States under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of January 2, 2001, there were 458 Company stores in operation. A majority of the outstanding shares of common stock of the Company are owned by the trustee under the Boston Chicken, Inc. plan of reorganization (the "Boston Chicken Plan Trustee").

2. Petitions for Reorganization Under Chapter 11

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. On April 27, 2000, the Company and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Arizona in Phoenix (the "Bankruptcy Court"). Effective upon such filings, the Company and Bagel Partners are operating their businesses as debtors-in-possession, subject to the jurisdiction of the Bankruptcy Court. The Chapter 11 cases are being jointly administered for procedural purposes by the Bankruptcy Court under Case No. 00-04447-ECF-CGC. Einstein/Noah Bagel Partners, Inc., a wholly-owned subsidiary of the Company and the general partner of Bagel Partners ("Bagel Partners, Inc."), is not included in the Chapter 11 filings.

     As of the petition date, actions to collect pre-petition indebtedness are stayed and other contractual obligations may not be enforced against the Company or Bagel Partners. In addition, the Company and Bagel Partners may reject executory contracts and unexpired leases, and parties affected by these rejections may file claims with the Bankruptcy Court in accordance with procedures set by the Bankruptcy Court and the Bankruptcy Code. On April 28, 2000, the Bankruptcy Court approved the Company's payment of pre-petition employee compensation, benefits and reimbursements and withholding taxes, and the continued payment of these items. The Bankruptcy Court also approved the timely payment, without interruption, of all pre-petition trade payables incurred in the ordinary course of business, including vendor bills submitted prior to the filing, provided that the vendors continued to offer the Company and Bagel Partners credit terms that were the same or better than those offered pre-petition. To date, substantially all pre-petition vendors are providing credit on terms meeting the requirements set by the Bankruptcy Court.

     On May 2, 2000, the Bankruptcy Court set June 30, 2000 as the claims bar date in the Chapter 11 cases.

     As debtors-in-possession, the Company and Bagel Partners are authorized to operate their businesses, but may not engage in transactions outside the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court. An official committee of unsecured creditors, consisting of HSBC Bank USA (indenture trustee for the holders of the Company's $125.0 million 7 1/4% Convertible Subordinated Debentures due 2004 (the "Debentures")), and four holders of the Debentures, Loomis, Sayles & Company, L.P., Kayne Anderson, Lonestar Partners, L.P. and Lampe, Conway & Co., L.L.C., was originally formed by the U.S. Trustee on May 9, 2000 (the "Creditors Committee").

     On July 28, 2000, the Bankruptcy Court approved the Company's employment contract with Robert M. Hartnett, the Company's chairman, chief executive officer and president; the Company's severance agreements with certain of its officers, providing certain severance benefits in the event of termination of employment following a change in control of the Company; and the Company's amended and restated employee retention program.

     Upon filing petitions under Chapter 11, the Company and Bagel Partners filed a joint plan of reorganization. Such plan was modified on August 11, 2000, October 31, 2000, January 3, 2001 and January 30, 2001. Under the terms of the plan as originally filed, Bagel Partners would have been merged into the Company, general unsecured creditors of the Company (primarily the holders of the Debentures) would have received approximately 89 percent of the common stock of the reorganized Company, the minority equity holders in Bagel Partners (primarily Bagel Store Development Funding, L.L.C. ("Bagel Funding")) would have received approximately 11 percent of the common stock of the reorganized Company, and holders of the Company's common stock would have received warrants to acquire 2% of the common stock of the Company on a fully diluted basis. The Company had received from BNP Paribas a commitment for a $60.0 million secured credit facility to be made available upon consummation of the plan; however, such commitment was not extended beyond its October 31, 2000 expiration date.

     The Bankruptcy Court approved the disclosure statement pertaining to the plan on July 28, 2000, and the disclosure statement was mailed on August 14, 2000.

     On September 14, 2000, the Company announced that it had reached agreement with the Creditors Committee on all outstanding issues regarding the plan of reorganization and that the Creditors Committee supported the plan, although the Creditors Committee reserved the right to challenge the distribution under the plan to Bagel Funding.

     On October 25, 2000, the Bankruptcy Court denied the motion of the Company and Bagel Partners to extend the time periods during which the Company and Bagel Partners had the exclusive right to file a plan of reorganization and to solicit acceptances of a plan. As a result, it is possible that one or more holders of claims or interests in the Company or Bagel Partners will file a plan with the Bankruptcy Court and seek to have it confirmed.

     The Bankruptcy Court conducted hearings on the confirmation of the plan on various dates through February 2, 2001. The plan was accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the claims of the class consisting of the Company's pre-petition secured bank debt. However, the plan was not accepted by the class consisting of the Company's general unsecured creditors and the Bankruptcy Court denied the motion of the Company and Bagel Partners to count certain ballots of unsecured creditors of the Company that had been received by the solicitation agent after the voting deadline. The Company and Bagel Partners also filed a motion, which remains pending, to designate, pursuant to Section 1126(e) of the Bankruptcy Code, certain votes of the Company's unsecured creditors cast by New World Coffee-Manhattan Bagel, Inc. ("New World"), a competitor of the Company which had purchased the Debentures, and certain other persons associated with New World. In the event such motion were granted, the plan would be deemed accepted by the class consisting of the Company's general unsecured creditors. In the event the motion were denied, such class would not be deemed to have accepted the plan, and it would be possible to confirm the plan only if the requirements of Section 1129(b) of the Bankruptcy Code, as well as other applicable requirements, were satisfied.

     Objections to the plan were filed by Bagel Funding, the Boston Chicken Plan Trustee and New World. On January 3, 2001, the Company and Bagel Partners filed modifications to the plan that provided for (a) an additional distribution of $2.5 million in cash to minority holders in Bagel Partners, and (b) a distribution to holders of the Company's common stock of (i) warrants to purchase 10% of the common stock of the reorganized Company, on a fully-diluted basis, for an exercise price of approximately $18.7 million and (ii) an amount in cash equal to $1.0 million less the amount payable to the Boston Chicken Plan Trustee for reimbursement of fees and expenses incurred by the Boston Chicken Trustee in connection with the Chapter 11 cases of the Company and Bagel Partners. At that time, Bagel Funding, the Boston Chicken Plan Trustee and the Creditors Committee indicated that they intended to support the plan as so modified.

     In January 2001, New World, and certain persons associated with New World, on the one hand, and an affiliate of Three Cities Research, a private equity investment firm (with its affiliates, "Three Cities"), on the other hand, purchased positions in the Debentures sufficient to give each a "blocking position" with respect to approval of the Company's joint plan of reorganization in the event the Company and Bagel Partners were required to resolicit votes with respect to the plan. In addition, certain members of the Creditors
Committee  sold  their  Debentures  and  all of  the  members  of the  Creditors
Committee resigned; to date no other members have been appointed. After the transactions in the Debentures described above, the Company and Bagel Partners negotiated to resolve outstanding objections to the plan. These efforts were unsuccessful, and support by the principal holders of claims and interests in the Chapter 11 cases, including those who had previously supported the plan, waned. On February 2, 2001, the Boston Chicken Plan Trustee filed a conditional reinstatement of objections to the plan. Accordingly, the Company's plan faced a number of obstacles, including, without limitation: the lack of sufficient votes of the Company's general unsecured creditors unless the designation motion of the Company and Bagel Partners was granted; the presence of objections to the plan by New World and the Boston Chicken Plan Trustee (and the risk of reinstatement of objections by Bagel Funding); the need to obtain exit financing to facilitate emergence from Chapter 11 pursuant to the plan; and the risk that the Bankruptcy Court would require resolicitation of votes to confirm the plan as a consequence of plan modifications and changes in the terms of any exit financing.

     On February 12, 2001, the Company announced that it had entered into an agreement with ENB Acquisition LLC ("ENB"), an affiliate of Three Cities, providing for the sale to ENB of substantially all of the assets of the Company and Bagel Partners under Section 363 of the Bankruptcy Code, for a purchase price consisting of $145.0 million in cash and the assumption of $22.7 million in current liabilities and certain other liabilities and obligations. Under the purchase agreement, if the agreement is terminated and the Company accepts an acquisition proposal from a third party other than ENB, then in certain circumstances the Company will be obligated to make a termination payment of $5.0 million to ENB. On March 5, 2001, the Bankruptcy Court entered an order approving such termination payment and bidding procedures (the "Bidding Procedures Order"), and the court set May 23, 2001 as the date for the hearing (the "Sale Hearing") on the motion to approve the sale to ENB (and, if at least one other qualified bid is received, to conduct an auction). New World has filed an appeal to the Bidding Procedures Order and has elected to have the appeal heard by the U.S. District Court for the District of Arizona. The Boston Chicken Plan Trustee has also filed a notice of appeal of the Bidding Procedures Order, as well as a motion for leave to prosecute an interlocutory appeal.

     The Company is currently holding the prosecution of its joint plan of reorganization in abeyance and pursuing a sale of substantially all of the assets of the Company and Bagel Partners pursuant to Section 363 of the Bankruptcy Code in accordance with the Bidding Procedures Order. To date, no other holder of claims or interests in the Company or Bagel Partners has filed a plan of reorganization with the Bankruptcy Court, although representatives of New World have indicated to the Bankruptcy Court that New World intends to file a plan of reorganization, and representatives of the Boston Chicken Plan Trustee have indicated to the Bankruptcy Court that the Boston Chicken Plan Trustee intends to file a plan of reorganization. In addition, the Boston Chicken Plan Trustee on March 30, 2001 filed with the Securities and Exchange Commission an initial third party tender offer statement on Schedule TO which included as an exhibit a form of disclosure statement purporting to describe a plan which, among other things, would provide for the reinstatement of the Debentures.

     As permitted under the Bankruptcy Code and approved by the Bankruptcy Court, the Company and Bagel Partners have elected to reject certain real estate leases. The Company and Bagel Partners maintain the right to assume or reject additional leases or executory contracts. For the fiscal year ended January 2, 2001, the Company and Bagel Partners have recorded a charge to income of $3.2 million for rejected leases and executory contracts.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, the uncertainty regarding the eventual outcome of the reorganization of the Company and Bagel Partners, and the effect of other unknown adverse factors, could threaten the debtors' existence as going concerns. Continuing on a going concern basis is dependent upon, among other things, the confirmation of a plan of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the debtors' obligations. The accompanying consolidated financial statements do not reflect
(a) adjustments that may be necessary to present the realizable value of assets on a liquidation basis, (b) adjustments to pre-petition liability amounts that may be allowed for claims or contingencies, or their status or priority, (c) the effect of any changes to the debtors' capital structure or in their business operations as the result of a confirmed plan of reorganization, or (d) adjustments to the carrying value of assets or liability amounts that may be necessary as the result of actions by the Bankruptcy Court.

     All costs and expenses associated with the Company's balance sheet restructuring efforts incurred prior to the petition filing date have been reflected as pre-petition reorganization expenses. Such expenses consisted principally of professional fees paid to representatives of the Company and Bagel Partners, and professional fees paid by the Company that were incurred by the Company's lenders, the holders of the Debentures and the members of Bagel Funding. Of such expenses, $1.3 million had been incurred in fiscal 1999 and had previously been capitalized in anticipation of the issuance of securities by the Company in a restructuring transaction.

     All costs and expenses incurred in connection with the Company's reorganization since the petition filing date through January 2, 2001 have been reflected as reorganization items in the accompanying consolidated statements of operations. Through such date, the reorganization items consisted primarily of a provision of $4.7 million for loss on disposal of assets, a provision of $3.2 million for rejected leases and executory contracts, and charges of $10.4 million for other expenses, consisting primarily of professional fees paid to representatives of the Company and Bagel Partners, and professional fees incurred by the Company's lenders and the Creditors Committee which are paid by the Company.

3. Summary of Significant Accounting Policies

Reorganization Reporting. The financial reporting of the Company following the filing of the Chapter 11 petitions is governed by the American Institute of Certified Public Accountants Statement of Position No. 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 provides guidance for companies that have filed petitions with the Bankruptcy Court and expect to reorganize under Chapter 11 of the Bankruptcy Code. The Company implemented the guidance of SOP 90-7 upon the initial filing on April 27, 2000. Pursuant to SOP 90-7, pre-petition liabilities that are subject to compromise are reported on the basis of the expected amounts of allowed claims, as opposed to the amounts for which those allowed claims may be settled. Reorganization items, which represent direct costs incurred in connection with the reorganization after the petitions were filed, are reported separately in the consolidated statement of operations.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Einstein/Noah Bagel Corp. and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Reclassification. Certain amounts set forth in the accompanying consolidated financial statements for the 1998 and 1999 fiscal years have been reclassified to conform to the presentation for the 2000 fiscal year.

Fiscal Year. The Company's fiscal year is a 52/53-week period that normally consists of 13 four-week periods, with the first quarter consisting of four periods and each of the remaining three quarters consisting of three periods. In 1998 and 1999, the fiscal year ended on the last Sunday in December. Beginning with the 2000 fiscal year, the fiscal year ends on the Tuesday closest to January 1.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit and highly liquid instruments purchased with maturities of three months or less.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, paper products and supplies.

Long-Lived Assets. The Company evaluates whether events and circumstances have occurred that indicate revision to the remaining useful lives or the remaining balances of long-lived assets may be appropriate. Such events and circumstances include, but are not limited to, a change in business strategy or a change in current and long-term projected operating performance. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset. See Note 14.

As described in Note 2, the Company and Bagel Partners previously proposed a plan of reorganization which has not been confirmed; other parties also have the right to file a plan and to seek to have it confirmed. The Company and Bagel Partners are also seeking approval for the sale of substantially all of their assets to ENB. While there is uncertainty regarding the outcome of the confirmation proceedings on the Company's plan and the sale proposal, it is likely that the long-lived assets of the Company will be valued at amounts that are materially different from the amounts reflected in the accompanying consolidated balance sheet as of January 2, 2001.

Property and Equipment. Property and equipment is stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method with leasehold improvements being amortized over the lesser of their useful lives or their lease terms, including option periods, furniture, fixtures and equipment being depreciated over five to eight years and computer equipment being depreciated over three years. The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income.

Property and equipment additions include acquisitions of buildings and equipment, costs incurred in the development and construction of new stores, and major improvements to existing stores. Expenditures for maintenance and repairs are charged to expense as incurred. Pre-opening costs consist primarily of salaries and other direct expenses incurred in connection with the set-up and stocking of stores, employee training and general store management activities incurred prior to the opening of new stores. Prior to 1999, pre-opening costs were capitalized until the stores became operational and amortized over a one-year period. Beginning in 1999, all pre-opening costs are expensed as incurred in accordance with AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities".

Goodwill and Other Intangible Assets. Goodwill, trademarks and recipes were amortized over 35, 30 and 10 years, respectively, through 1998. In 1998, as part of the Company's ongoing evaluation of long-lived assets, management evaluated the useful lives of goodwill and trademarks. The evaluation was made after the Company had operated and controlled the Einstein Bros. Bagels and Noah's New York Bagels stores acquired from its area developers for one year. Based primarily upon the assessment of realized operating results, which were below those anticipated upon consummation of that acquisition, and revenue growth and cash flow projections at that time, the Company concluded that 20 years would be a more accurate estimate of useful lives for goodwill and trademarks than the periods previously used. The new useful life of 20 years is effective on a prospective basis beginning in 1999.

Deferred Financing Costs. Deferred financing costs are amortized over the period of the related financing, which ranges from three to seven years.

Revenue Recognition. Revenue from Company stores is recognized in the period during which related food and beverage products are sold.

Per Share Data. Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive Company securities outstanding during the period.

     The calculation of diluted loss per share excludes outstanding stock options and warrants, and shares of common stock underlying the Company's 7 1/4% convertible subordinated debentures due June 1, 2004 because of their antidilutive effect.

Employee Stock Options. The Company accounts for its employee stock options in accordance with the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. Required pro forma disclosures of compensation expense determined under the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), are presented in Note 12.

Employee Benefit Plan. The Company has a 401(k) plan to which the Company made no contribution in 1998. In 1999, the Company contributed an amount equal to 10% of the contributions of each eligible employee until such employee contributions reached 6% of such employee's compensation. In 2000, the Company contributed an amount equal to 75% of the contributions of each eligible employee until such employee contributions reached 6% of such employee's compensation.

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standard for Derivative Instruments and Hedging Activities. The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The pronouncement establishes accounting and reporting standards for derivatives and requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 on January 3, 2001. Adoption of SFAS No. 133 had no impact on the financial position of the Company.

4. Supplemental Consolidated Financial Statement Data

Accounts receivable are net of an allowance for doubtful accounts of $0.2 million as of December 26, 1999 and January 2, 2001.

         Property and equipment consists of (in thousands of dollars):


                                                                                  December 26,     January 2,
                                                                                          1999           2001
                                                                                          ----           ----

Leasehold improvements...................................................              $76,266        $77,621
Furniture, fixtures and equipment........................................               87,074         94,773

                                                                                       163,340        172,394
Less: Accumulated depreciation and amortization..........................             (39,604)       (52,052)

   Total property and equipment, net.....................................             $123,736       $120,342

     Included in furniture, fixtures and equipment are assets leased to others of $13.5 million (before accumulated depreciation of approximately $1.7 million as of December 26, 1999 and approximately $2.2 million as of January 2, 2001).

     Accumulated amortization of intangibles consists of the following (in thousands of dollars):


                                                                                December 26,       January 2,
                                                                                        1999             2001
                                                                                        ----             ----

Goodwill................................................................             $22,613          $34,244
Trademarks..............................................................                 204              311
Recipes.................................................................                 689            1,002

   Total accumulated amortization.......................................             $23,506          $35,557


             Accrued expenses consist of (in thousands of dollars):


                                                                                December 26,       January 2,
                                                                                        1999             2001
                                                                                        ----             ----

Accrued payroll and related benefits....................................              $9,977           $9,585
Accrued real property tax...............................................               3,931            3,706
Accrued store closure costs.............................................                 698            2,442
Accrued other...........................................................               6,093            8,466

   Total accrued expenses...............................................             $20,699          $24,199


5. Condensed Combined Financial Statements of the Company and Bagel Partners

     Set forth below are condensed combined financial statements of the Company and Bagel Partners for the year ended January 2, 2001. Such financial statements present the financial position and results of operations of the Company and Bagel Partners separately from the financial position and results of operations of Einstein/Noah Bagel Partners, Inc., which is not in reorganization. The financial position and results of operations of the Company and Bagel Partners are shown on a combined basis under the caption entitled "Entities in Reorganization--ENBC & ENBP, L.P." The financial position and results of operations of Einstein/Noah Bagel Partners, Inc. are shown separately under the caption entitled "Entity Not in Reorganization--ENBP, Inc." Eliminations in consolidation are shown under the caption entitled "Eliminations."


EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Condensed Combined Financial Statements of the Company and Bagel Partners


                                                  CONDENSED COMBINED BALANCE SHEETS
                                                        AS OF JANUARY 2, 2001
                                                           (in thousands)


                                                             Entities In
                                                          Reorganization         Entity Not In
                                                                  ENBC &        Reorganization                                  ENBC
                                                                ENBP, LP            ENBP, Inc.       Eliminations       Consolidated

                                                               ASSETS
Current Assets:
   Cash and cash equivalents.....................                 $3,959                    $--               $--            $3,959
   Restricted deposits...........................                     70                    10                 --                 80
   Accounts receivable, net......................                  1,474                    --              (169)              1,305
   Due (to)/from affiliates......................               (21,800)                21,800                 --                 --
   Inventories...................................                  7,819                    --                 --              7,819
   Prepaid expenses and other current assets.....                    971                    --                 --                971

        Total current assets.....................                (7,507)                21,810              (169)             14,134
Investments in Subsidiaries/Parent...............                363,033                 1,828          (364,861)                 --
Note Receivable from Subsidiary..................                 16,630                    --           (16,630)                 --
Property and Equipment, net......................                 99,268                 8,882             12,192            120,342
Goodwill, net....................................                151,437                    --             48,780            200,217
Other Noncurrent Assets, net.....................                 11,384                    --            (3,370)              8,014

        Total assets.............................               $634,245               $32,520         $(324,058)           $342,707



                                                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities Not Subject to Compromise:
   Current Liabilities:
      Accounts payable...........................                $16,435                    $--               $--            $16,435
      Accrued expenses...........................                 24,358                    10              (169)             24,199
      Debtor-in-possession financing.............                 22,905                    --                 --             22,905

        Total current liabilities................                 63,698                    10              (169)             63,539
   Note Payable to Parent........................                 16,630                    --           (16,630)                 --
   Other Noncurrent Liabilities..................                 19,227                    --            (7,530)             11,697

        Total liabilities not subject to compromise               99,555                    10           (24,329)             75,236
Liabilities Subject to Compromise................                150,347                    --                 --            150,347
Minority Interest................................                     --                    --             30,379             30,379
Total Stockholders' Equity.......................                384,343                32,510          (330,108)             86,745

        Total liabilities and stockholders' equity              $634,245               $32,520         $(324,058)           $342,707


EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Condensed Combined Financial Statements of the Company and Bagel Partners



                   CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED JANUARY 2, 2001
                                 (in thousands)




                                                             Entities In
                                                          Reorganization         Entity Not In
                                                                  ENBC &        Reorganization                                  ENBC
                                                                ENBP, LP            ENBP, Inc.       Eliminations       Consolidated

Revenue:
   Store revenue.................................               $375,703                   $--                $--           $375,703
   Royalties and franchise-related fees..........                 18,863                 4,127           (22,990)                 --

      Total revenue..............................                394,566                 4,127           (22,990)            375,703
Costs and Expenses:
   Store:
      Cost of products sold......................                122,981                    --                 --            122,981
      Salaries and benefits......................                114,265                    --                 --            114,265
      Other controllable costs...................                 31,437                    --                 --             31,437
      Rent, occupancy and related costs..........                 53,746                    --           (20,763)             32,983
      Marketing expenses.........................                 14,615                    --                 --             14,615
      Depreciation and amortization..............                 10,581                    --              1,640             12,221

        Total store costs and expenses...........                347,625                    --           (19,123)            328,502
   Non-Store:
      Salaries, benefits, general and
        administrative...........................                 32,219                    --              (490)             31,729
      Pre-petition reorganization expenses.......                  2,641                    --                 --              2,641
      Depreciation and amortization (excluding
        goodwill amortization)...................                  6,276                    --              (156)              6,120
      Goodwill amortization......................                  8,475                    --              3,156             11,631

        Total non-store costs and expenses.......                 49,611                    --              2,510             52,121

        Total costs and expenses.................                397,236                    --           (16,613)            380,623

Income (Loss) from Operations....................                (2,670)                 4,127            (6,377)            (4,920)
Total Other Income (Expense).....................                (8,933)                    --              1,602            (7,331)

Income (Loss) before Reorganization Items, Income
   Taxes and Minority Interest...................               (11,603)                 4,127            (4,775)           (12,251)
Reorganization Items:
   Provision for gain (loss) on disposal of assets               (5,703)                    --                980            (4,723)
   Provision for rejected executory contracts....                (3,223)                    --                 --            (3,223)
   Professional fees.............................               (10,179)                 (215)                 --           (10,394)

      Total reorganization items.................               (19,105)                 (215)                980           (18,340)

Income (Loss) before Income Taxes and Minority
   Interest......................................               (30,708)                 3,912            (3,795)           (30,591)
Provision for Income Taxes.......................                    103                     1                 --                104
Minority Interest in Loss of Subsidiary..........                     --                    --            (2,465)            (2,465)

Net Income (Loss)................................              $(30,811)                $3,911           $(1,330)          $(28,230)



EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Condensed Combined Financial Statements of the Company and Bagel Partners


              CONDENSED COMBINED STATEMENTS OF STOCKHOLERS' EQUITY
                    FOR THE FISCAL YEAR ENDED JANUARY 2, 2001
                                 (in thousands)



                                                    Entities In
                                                 Reorganization           Entity Not In
                                                         ENBC &          Reorganization                                  ENBC
                                                       ENBP, LP              ENBP, Inc.       Eliminations       Consolidated
                                                 --------------          ---------------      ------------       ------------
Preferred Stock
   Balance at beginning of year..................       $99,582                    $--         $(99,582)                 $--

   Balance at end of year........................       $99,582                    $--         $(99,582)                 $--



Common Stock
   Balance at beginning of year..................      $359,941                    $--        $(359,600)               $341

   Balance at end of year........................      $359,941                    $--        $(359,600)               $341



Additional Paid-in Capital
   Balance at beginning of year..................      $377,616                    $--                $--          $377,616

   Balance at end of year........................      $377,616                    $--                $--          $377,616



Treasury Stock
   Balance at beginning of year..................            $--                   $--          $(5,261)           $(5,261)

   Balance at end of year........................            $--                   $--          $(5,261)           $(5,261)



Accumulated Deficit
   Balance at beginning of year..................    $(323,245)             $(70,141)           $135,665         $(257,721)
   Net income (loss).............................      (30,811)                 3,911            (1,330)           (28,230)

   Balance at end of year........................    $(354,056)             $(66,230)           $134,335         $(285,951)

EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Condensed Combined Financial Statements of the Company and Bagel Partners



                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                    FOR THE FISCAL YEAR ENDED JANUARY 2, 2001
                                 (in thousands)

                                                             Entities In
                                                          Reorganization         Entity Not In
                                                                  ENBC &        Reorganization                                  ENBC
                                                                ENBP, LP            ENBP, Inc.       Eliminations       Consolidated
                                                          --------------        ---------------      ------------       ------------
Cash Flows from Operating Activities:
   Net income (loss).............................              $(30,811)                $3,911           $(1,330)          $(28,230)
   Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
      Depreciation and amortization..............                 25,332                    --              4,640             29,972
      Minority interest..........................                     --                    --            (2,465)            (2,465)
      Provision for write-down of assets.........                  1,280                    --                 --              1,280
      Loss (Gain) on disposal of assets..........                  2,696                    --            (1,007)              1,689
      Changes in assets and liabilities:
        Accounts receivable......................                   (77)                    --                 61               (16)
        Accounts payable and accrued expenses....                 10,393                    --               (61)             10,332
        Other assets and liabilities.............                  4,242               (3,911)                162                493

           Net cash provided by operating
              activities.........................                 13,055                    --                 --             13,055

Cash Flows from Investing Activities:
   Purchase of property and equipment............               (13,125)                    --                 --           (13,125)
   Purchase of other assets......................                (1,054)                    --                 --            (1,054)

      Net cash used in investing activities......               (14,179)                    --                 --           (14,179)

Cash Flows from Financing Activities:
   Borrowings under credit facility..............                 86,140                    --                 --             86,140
   Repayments under credit facility..............              (106,670)                    --                 --          (106,670)
   Borrowings under debtor-in-possession facility                221,522                    --                 --            221,522
   Repayments under debtor-in-possession facility              (198,617)                    --                 --          (198,617)

      Net cash provided by financing activities..                  2,375                    --                 --              2,375

Net Increase in Cash and Cash Equivalents........                  1,251                    --                 --              1,251
Cash and Cash Equivalents, beginning of year.....                  2,708                    --                 --              2,708

Cash and Cash Equivalents, end of year...........                 $3,959                    $--                $--            $3,959


6.  Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents. The carrying value approximates fair value due to the length of maturity of the investments.

Convertible Debt. The estimated fair value of convertible debt, including the conversion option, is based on a recent market transaction in the convertible debt.

Revolving Credit Facility. The estimated fair value of the revolving credit facility is equal to the outstanding principal amount thereof.

Debtor-in-Possession    Financing.    The   estimated    fair   value   of   the
debtor-in-possession financing is equal to the principal amount thereof.

Senior Term Loan. The estimated fair value of the senior term loan is equal to the principal amount thereof.

     The estimated fair values of the Company's financial instruments are as follows (in thousands of dollars):

                                                              December 26, 1999          January 2, 2001
                                                              -----------------          ---------------
                                                               Carrying        Fair      Carrying        Fair
                                                                 Amount       Value        Amount       Value

Cash and cash equivalents..............................          $2,708      $2,708        $3,959      $3,959
Convertible debt.......................................         125,000      65,625       125,000      68,750
Revolving credit facility..............................          18,600      18,600            --          --
Debtor-in-possession financing.........................              --          --        22,905      22,905
Senior term loan.......................................          18,000      18,000        16,070      16,070


7.  Debtor-in-Possession Financing

     On May 22, 2000, the bankruptcy court gave final approval of the Company's debtor-in-possession financing agreement, providing for borrowings of up to $36.0 million (the "DIP Facility"). Of such amount, $26.0 million replaced the Company's pre-petition revolving credit facility in its entirety and $10.0 million provided additional funding for the Company's and Bagel Partner's operating expenses, including employee salaries and benefits, payments to vendors, interest and certain other payments under the DIP Facility, professional fees and permitted capital expenditures.

     On November 17, 2000, in consideration for continued extension of the DIP Facility, the DIP Facility was modified to reduce the amount available thereunder from $36.0 million to $34.0 million.

     The DIP Facility expires on May 29, 2001, but such expiration date will be extended until June 15, 2001 if, on or before May 29, 2001, the Bankruptcy Court enters an order approving the sale of substantially all of the assets of the Company and Bagel Partners to ENB (or to another bidder making a higher or better bid). Notwithstanding the foregoing, if the Bankruptcy Court at any time enters an order either vacating, or postponing for more than two weeks, the Sale Hearing, then the DIP Facility will terminate on the tenth calendar day following the date of such order.

     Draws made under the DIP Facility bear interest at a rate equal to Bank of America, N.A.'s reference rate plus 1.00% (10.5% at January 2, 2001). The Company is required to pay an unused line fee of 0.5%. The DIP Facility is secured by substantially all of the assets of the Company and its subsidiaries, including Bagel Partners. The DIP Facility contains financial covenants requiring the maintenance of minimum cumulative EBITDA (as defined in the DIP Facility) and limiting capital expenditures, as well as negative covenants limiting additional indebtedness, liens and sales of assets, and prohibiting dividend payments. As of January 2, 2001, the Company was in compliance with the covenants included in the DIP Facility.

8.  Liabilities Subject to Compromise

     Certain claims against the Company and Bagel Partners in existence prior to the filing of the petitions for relief under Chapter 11 of the Bankruptcy Code are stayed while the Company and Bagel Partners are operating their businesses as debtors-in-possession. These pre-petition claims are reflected in the January 2, 2001 consolidated balance sheet as "liabilities subject to compromise." Liabilities subject to compromise consist of the following (in thousands):


Convertible Subordinated Debentures, 7 1/4%..................................................        $125,000
Senior Term Loan.............................................................................          16,070
Accrued Interest, Convertible Subordinated Debentures, 7 1/4%................................           3,751
Provision for Rejected Executory Contracts...................................................           1,227
Other Miscellaneous Claims...................................................................           4,299

                                                                                                     $150,347

     Additional liabilities subject to compromise may arise subsequent to the petition filing date resulting from rejection of executory contracts, including leases, and from the determination by the Bankruptcy Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

     Contractual interest on the Debentures for the fiscal year ended January 2, 2001, was $9.2 million. Reported interest on the Debentures for the fiscal year ended January 2, 2001 was $3.1 million, which reflects the Company's decision to cease accruing interest on the Debentures as of the petition filing date.

9.  Restricted Deposits

     At January 2, 2001, the Company and its subsidiaries held $80,000 in restricted deposits, consisting of deposits received from bidders on real estate leases and related equipment of closed stores. Deposits of successful bidders will become available for unrestricted use upon consummation of the sales, and at such time deposits of unsuccessful bidders will be required to be returned.

10.  Income Taxes

     As of January 2, 2001, the Company had cumulative federal and state tax operating loss carryforwards available to reduce future taxable income of approximately $161.2 million that begin to expire in 2010. Depending upon the outcome of the reorganization, the utilization of the operating loss carryforwards may be limited pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

     The primary components of deferred tax assets and liabilities are as follows (in thousands of dollars):


                                                                                December 26,       January 2,
                                                                                        1999             2001
                                                                                        ----             ----

Deferred tax assets:
   Accounts payable and accrued expenses................................              $1,979             $695
   Other noncurrent liabilities.........................................                 608            5,459
   Property and equipment...............................................              72,911           39,269
   Intangible assets....................................................                  --            3,705
   Net operating loss carryforwards.....................................              45,679           62,882
   Other................................................................              14,599            1,277

      Total deferred tax assets.........................................             135,776          113,287
Deferred tax liabilities:
   Property and equipment...............................................                  --               --
   Intangible assets....................................................            (29,841)               --
   Other assets.........................................................             (1,318)          (1,318)

      Total deferred tax liabilities....................................            (31,159)          (1,318)

      Net deferred tax assets...........................................             104,617          111,969
   Valuation allowance..................................................           (104,617)        (111,969)

   Net deferred tax assets..............................................                  $--              $--


     Income tax expense  consists of current  state income taxes of $106,000 and
$104,000   for  the  years  ended   December  26,  1999  and  January  2,  2001,
respectively.

     For the years ended December 27, 1998, December 26, 1999 and January 2, 2001, the Company did not have any tax benefit from the exercise of stock options. The Company did not utilize any deferred tax assets during 1999 or 2000.

     The difference between the Company's actual tax provision and the tax provision that would result from applying the statutory federal income tax rate to income before taxes and minority interest is attributable to the following (in thousands of dollars):

                                                                         Fiscal Year Ended
                                                                         -----------------
                                                             December 27,       December 26,       January 2,
                                                                     1998               1999             2001
                                                                     ----               ----             ----

Income tax benefit at statutory rate.................           $(87,438)           $(3,767)         $(9,379)
State tax benefit, net of federal benefit............             (9,858)              (366)          (1,008)
Permanent difference related to goodwill.............               1,124                 69            3,239
Other permanent differences..........................                 100                 92               49
Tax attributes of minority interest in losses of
   subsidiary........................................              17,985           (12,427)            (149)
Change of valuation allowance........................              78,308             16,505            7,352

Provision for income taxes...........................                $221               $106             $104


     The increase in the valuation allowance of $7.4 million from December 26, 1999 to January 2, 2001 is due to net operating losses created during 2000, which may not be realizable.

EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies

     The Company leases sites for its stores, commissaries and office space. Lease terms are generally five to ten years with two or three five-year renewal options. Most of the leases contain escalation clauses and common area maintenance charges. The Company leases certain equipment to a vendor of frozen bagel dough pursuant to an operating lease.

     The following is a schedule of future minimum rental payments that are required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of January 2, 2001 (in thousands of dollars):

                                                                      Minimum                     Net Minimum
                                                                       Rental      Sublease            Rental
                                                                     Payments      Proceeds          Payments
                                                                     --------      ---------      -----------
2001..........................................................        $26,341          $748           $25,593
2002..........................................................         22,104           524            21,580
2003..........................................................         19,827           446            19,381
2004..........................................................         18,775           381            18,394
2005..........................................................         16,590           360            16,230
Thereafter....................................................         24,736           561            24,175

                                                                     $128,373        $3,020          $125,353


     Rental expense, net of sublease income, under operating leases was approximately $28.8 million, $27.8 million and $25.4 million for fiscal 1998, 1999 and 2000, respectively.

     The Company has entered into agreements with certain vendors which provide for minimum purchases over specified terms. Such agreements call for retroactive rate adjustments or cash settlement in the event of purchase shortfalls. Management believes that the ultimate settlement of such commitments will not have a material impact on the consolidated financial position or results of operations of the Company.

     Bagel Funding has invested a total of approximately $89.6 million, representing an equity interest of approximately 22%, in Bagel Partners. The Company is the manager of Bagel Funding. Bagel Funding has the right (the "Put Right") to require Bagel Partners or the Company (at Bagel Partners' election) to redeem Bagel Funding's equity interest in Bagel Partners at a pre-determined formula price based on store level cash flow of Bagel Partners in the event that, at any time after December 5, 1999 and prior to June 5, 2001, the Company does not consent to a public offering of such equity interests or the termination of certain rights and obligations under franchise and license agreements between the Company and Bagel Partners ("License Termination"). The formula price is determined by multiplying Bagel Funding's percentage interest in Bagel Partners by an enterprise valuation of Bagel Partners. Such enterprise valuation is equal to Bagel Partner's income from operations before general and administrative expenses, depreciation and amortization but after franchise royalties and marketing expenses (determined by annualizing the highest of the two fiscal quarters prior to the quarter in which the right is exercised), multiplied by 6.5, less the amount of any outstanding indebtedness of Bagel Partners plus the amount of any cash balances of Bagel Partners. The formula price, if determined using annualized results of the highest of the two fiscal quarters ending January 2, 2001, would be equal to approximately $58.6 million. The Company or Bagel Partners may pay the purchase price for such equity interests in cash, shares of the Company's common stock (valued based on the average closing sales price per share for the 20 trading days ending with the second business day prior to the date such shares are delivered) or a combination thereof.

     On March 28, 2000, Bagel Partners received a notice from representatives of Bagel Funding requesting on behalf of Bagel Funding that Bagel Partners seek the License Termination, pursuant to the applicable provisions of the partnership agreement governing Bagel Partners. Such termination requires the consent of the Company. By notice dated March 29, 2000, Bagel Partners, through its general partner, Einstein/Noah Bagel Partners, Inc., requested that the Company consent to the License Termination. Under the Bagel Partners partnership agreement, the Company had a period of 120 days to respond to such request. The Company did not and has not consented to the License Termination.

     On March 30, 2000, Bagel Partners received a letter from a representative of Bagel Funding stating that it was Bagel Funding's position that the Company had already rejected the request for License Termination. The letter further stated that Bagel Funding had determined to exercise its right to require Bagel Partners to purchase Bagel Funding's interest in Bagel Partners and that Bagel Funding demanded immediate cash payment of the purchase price for such interest.

     On May 10, 2000, the Company and Bagel Partners filed a motion in the Bankruptcy Court in which they asked the court to determine that the joint plan of reorganization filed by them properly classifies the interest of Bagel Funding as an equity interest in Bagel Partners. The Creditors Committee also filed a motion seeking to characterize Bagel Funding's rights as an equity interest or to subordinate any claims Bagel Funding may have.

     On August 7, 2000, the Bankruptcy Court issued a ruling with respect to the Put Right. Specifically, the court held as to Bagel Partners that the Put Right is an equity interest in, and not a debt claim against, Bagel Partners. The court reserved for determination at the hearing on confirmation of the plan the issue of what value, if any, should be ascribed to the Put Right and whether the Put Right entitled Bagel Funding to a larger distribution than that provided for in the plan.

     As to the Company, the Bankruptcy Court concluded that the Put Right does not create an enforceable right to payment in favor of Bagel Funding against the Company. Accordingly, the Bankruptcy Court found that any rights that Bagel Funding may have against the Company are not claims against, but equity interests in, the Company. The bankruptcy court further noted that even if Bagel Funding held a claim against the Company based on the Put Right, such claim would be subordinated to other claims in the Company's bankruptcy, including those of the holders of the Debentures, pursuant to the Bankruptcy Code.

     Bagel Funding filed a notice of appeal of the Bankruptcy Court's ruling. Bagel Funding also filed a motion for leave to prosecute an interlocutory appeal, which was denied by the Bankruptcy Appellate Panel for the Ninth Circuit.

     The Company has become subject to various lawsuits, claims and other legal matters in the course of conducting its business. The Company does not believe that any such matters of which it is aware are material to the Company individually or in the aggregate, but matters may arise which could adversely affect the Company or its business operations.

12. Stockholders' Equity

Common Stock. In April 1998, the Company sold 750,000 shares of common stock to Bagel Partners for an aggregate purchase price of $2,924,500. Such shares were delivered by Bagel Partners to a third party in satisfaction of an obligation incurred by a former area developer of the Company and predecessor of Bagel Partners in connection with an acquisition by such entity.

Warrants. In 1996, the Company sold warrants to purchase 1,012,500 shares of common stock of the Company to Bagel Funding. The warrants had an exercise price of $6.47 per share and expired in 2000. The Company has issued 345,300 shares of common stock in connection with the exercise of such warrants. Also in 1996, the Company sold or issued warrants to purchase an aggregate of 1,252,425 shares of common stock of the Company to other third parties at exercise prices ranging from $6.47 to $11.58 per share. The warrants expire at various dates through 2001. The Company has issued 1,237,050 shares of common stock in connection with the exercise of such warrants, all of which were exercised at a price of $6.47 per share.

     In 1997, the Company issued warrants to purchase an aggregate of 100,000 shares of common stock of the Company to third parties at an exercise price of $9.47 per share. Such warrants expired on November 21, 2000.

Stock Option Plans. The Company has an amended and restated 1995 stock option plan (the "1995 Plan"), under which options to purchase up to 3,650,000 shares of common stock may be granted to certain employees and officers of, and consultants to, the Company and its subsidiaries. The option price is equal to the fair market value of the stock on the date of the grant and each option has a term of ten years. Options granted under the 1995 Plan generally vest at a rate of 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year, and the balance vesting at the end of the fourth year from the date of the grant.

     In addition, the Company has an amended and restated 1997 stock option plan (the "1997 Plan"), under which options to purchase up to 7,350,000 shares of common stock may be granted to employees and officers of, and consultants to, the Company and its subsidiaries and affiliated companies. The administrators of the 1997 Plan, consisting of certain members of the board of directors (or, in the case of grants to "reporting persons" under Section 16(a) of the Exchange Act, the entire board of directors), have discretion with respect to the terms of options granted under the 1997 Plan, including price, term and vesting.

     The Company also maintains a restated 1997 ENBP stock option plan (the "ENBP Plan"), under which options to purchase up to 813,146 shares of common stock of the Company may be granted to employees and officers of, and consultants to, the Company and its subsidiaries and affiliated companies. The shares subject to the ENBP Plan are shares of common stock previously issued and sold by the Company to its area developers. Pursuant to the loan conversions, the Company assumed the obligations of the area developers with respect to options granted on such shares and the shares are reflected as treasury stock in the Company's consolidated financial statements. The terms and provisions of the ENBP Plan are substantially the same as those of the 1997 Plan.

     The Company also has an amended and restated non-employee directors stock option plan (the "Directors Plan"), under which options to purchase up to 200,000 shares of the common stock of the Company may be granted to directors of the Company who are not officers or employees of the Company. Under the terms of the Directors Plan, the Company automatically grants to each such director, upon election or re-election as a director of the Company, options to purchase shares having a fair market value of $50,000 at the date of the grant (but in no event more than 15,000 shares). Options are granted at a price equal to the fair market value of the stock on the date of grant, become exercisable after the end of one year from the date of grant and have a term of ten years from the date of grant. The options are subject to termination should the optionee's service as a director of the Company terminate. At January 2, 2001, 59,224 shares had been granted under the Directors Plan at a weighted average exercise price of $3.96 per share.

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no employee compensation expense has been recognized for the Company's stock option plans. Had employee compensation expense for the Company's plans been determined based on the fair value at the grant date for awards in 1998, 1999 and 2000 consistent with the provisions of SFAS No. 123, the Company's net loss and basic and diluted loss per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                         Fiscal Year Ended
                                                                         -----------------
                                                             December 27,       December 26,       January 2,
                                                                     1998               1999             2001
                                                                     ----               ----             ----
Net loss--as reported.................................          $(203,927)          $(14,383)        $(28,230)
Net loss--pro forma...................................           (208,825)           (16,940)         (30,416)
Basic loss per share--as reported.....................              (6.18)             (0.43)           (0.85)
Basic loss per share--pro forma.......................              (7.28)             (0.80)           (0.91)
Diluted loss per share--as reported...................              (6.18)             (0.43)           (0.85)
Diluted loss per share--pro forma.....................              (7.28)             (0.80)           (0.91)


     The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                         Fiscal Year Ended
                                                                         -----------------
                                                             December 27,       December 26,    January 2,
                                                                     1998               1999       2001
                                                                     ----               ----       ----
Expected volatility..................................               75.0%             100.0%       N/A
Risk-free interest rate..............................                5.6%               4.6%       N/A
Expected lives.......................................             5 years            5 years       N/A
Dividend yield.......................................                   0                  0       N/A

     Activity under the option plans through January 2, 2001 was as follows:


                                                                                                     Weighted
                                                                                                      Average
                                                                                                       Option
                                                                                     Number of          Price
                                                                                       Options      Per Share
                                                                                     ---------      ---------
Outstanding as of December 28, 1997.......................................           4,955,887          $8.58
   Granted................................................................           3,616,159           3.69
   Exercised..............................................................               (435)           5.88
   Canceled or Forfeited..................................................         (3,671,651)           8.77

Outstanding as of December 27, 1998.......................................           4,899,960           4.82
   Granted................................................................           3,142,617           1.70
   Exercised..............................................................                  --             --
   Canceled or Forfeited..................................................         (1,183,033)           4.31

Outstanding as of December 26, 1999.......................................           6,859,544           3.48
   Granted................................................................                  --             --
   Exercised..............................................................                  --             --
   Canceled or Forfeited..................................................         (1,440,722)           4.52

Outstanding as of January 2, 2001.........................................           5,418,822           3.20



Exercisable as of January 2, 2001.........................................           2,745,799           4.06


     In May 1998, the Stock Option Committee of the board of directors authorized a stock option exchange program to provide employees the opportunity to exchange existing options for new options priced at fair market value on the date of exchange. Approximately 2.4 million vested and unvested outstanding options with original exercise prices ranging from $4.56 to $33.13 per share were cancelled in exchange for the grant of the same number of new options with an exercise price of $3.65 per share. New options issued upon cancellation of options originally granted in 1995 vest 50% on each of November 11, 1999 and May 11, 2000. New options issued upon cancellation of options originally granted after 1995 vest 33 1/3% on each of November 11, 1999, May 11, 2000 and May 11, 2001.

     Information on options outstanding at January 2, 2001 is as follows:

                                                                                        Options Exercisable
                                                Weighted                                -------------------
                                                 Average
                                               Remaining              Weighted                              Weighted
Range of                         Number      Contractual               Average          Number               Average
Exercise Price               of Options     Life (years)        Exercise Price      of Options        Exercise Price
--------------               ----------     ------------        --------------      ----------        --------------
$ 0.01-$ 3.00                 2,578,971             8.06                 $1.71         685,979                 $1.70
$ 3.01-$ 6.00                 2,535,200             6.91                  4.07       1,765,235                  4.22
$ 6.01-$ 9.00                   198,898             5.05                  6.59         198,698                  6.59
$ 9.01-$12.00                    94,630             6.04                 10.80          84,764                 10.81
$18.01-$21.00                     2,684             6.36                 18.63           2,684                 18.63
$27.01-$30.00                     8,439             5.95                 29.63           8,439                 29.63

Total                         5,418,822             7.37                 $3.20       2,745,799                 $4.06

Boston Chicken Option. The Company has granted to Boston Chicken an option (the "BCI Option") to purchase such number of shares of the Company's common stock as will permit Boston Chicken to maintain ownership of shares of common stock having up to 52% of the voting power of all of the outstanding shares of the capital stock of the Company having the power generally to vote in the election of directors. The terms of the BCI Option provide that certain shares of the Company's common stock owned by Boston Chicken are excluded in determining the percentage ownership of the voting stock of the Company owned by Boston Chicken for purposes of the BCI Option. As of January 2, 2001, Boston Chicken had the right under the BCI Option to purchase 2,124,579 shares of the Company's common stock at a weighted average price of $18.61.

     As of January 2, 2001, the Company had 7,558,776 shares of common stock reserved for issuance upon exercise of options and warrants.

13.       Related Party Transactions

     The Boston Chicken Plan Trustee is the majority stockholder of the Company. Prior to the sale of substantially all of its operating assets to a wholly-owned subsidiary of McDonald's Corporation, Boston Chicken charged the Company amounts aggregating approximately $6.9 million, $5.3 million and $1.2 million in fiscal 1998, 1999 and 2000, respectively, for software license, software maintenance, real estate, financial advisory and accounting fees, and interest.

     The Company is the manager of Bagel Funding but has no equity interest in Bagel Funding.

     Certain directors and officers of the Company and members of their families acquired equity interests in the Company's former area developers in exchange for promissory notes. These equity interests were converted into equity interests in Bagel Partners in December 1997 and were redeemed in exchange for cancellation of such promissory notes (having an aggregate principal amount of approximately $0.5 million) in January 1998.

     The Company holds notes receivable from a stockholder of $3.4 million. The notes receivable bear interest at the applicable Reference Rate plus 1%. Principal and interest are due April 2001. The notes are collateralized by various assets. The notes, which were carried on the Company's books at $3.4 million as of December 28, 1997, were written off in 1998.

14. Impairment of Long-Lived Assets

     In 1998, as part of the Company's ongoing evaluation, management made an assessment of the recoverability of certain long-lived assets. The assessment was made after the Company had operated and controlled the Einstein Bros. Bagels and Noah's New York Bagels stores for a period of one year. Based primarily upon the assessment of realized operating results, which were below those anticipated upon the acquisition of the Company's area developers in December 1997, and revenue growth and cash flow projections at that time, the Company determined that certain of its long-lived assets may be impaired.

     The assessment of possible impairment of long-lived assets, including goodwill, allocable to individual stores took into account current and anticipated store cash flow of the Company's Einstein Bros. Bagels and Noah's New York Bagels stores. For those store-level assets that were deemed to be impaired, the long-lived assets were written down to estimated fair value. Fair value of the long-lived assets was based upon the net present value of the estimated future cash flows from the Einstein Bros. Bagels and Noah's New York Bagels stores.

     Long-lived intangible assets that are not allocable to individual stores were also assessed for possible impairment. Such assessment took into account current and anticipated cash flow generated by the Einstein Bros. Bagels and Noah's New York Bagels concepts at the time such assessment was made. Based upon the limited growth expectations for the Noah's New York Bagels concept, the cash flow generated by the Noah's New York Bagels stores, the limited potential royalty income, and the estimated market value of the Noah's New York Bagels concept at that time, the unamortized intangible long-lived assets allocable to the Noah's New York Bagels concept were written off. Based on a similar assessment, the long-lived intangible assets allocable to the Einstein Bros. Bagels concept were not deemed to be impaired.

     As a result of the Company's assessment, the Company recorded an impairment of intangible assets and identifiable long-lived assets aggregating $212.4 million in fiscal year 1998, consisting of the following amounts: $125.5 million--goodwill, $20.4 million--trademarks and copyrights, $3.7 million--capitalized recipes and $62.8 million--property and equipment. Of these amounts, $138.8 million of impairment of long-lived assets, including goodwill, is attributable to the store level assessment. The remaining $73.6 million of impairment is attributable to the goodwill and other intangibles allocable to the Noah's New York Bagels concept.

15. Notes to Unaudited Quarterly Financial Statements for the Quarter Ended April 24, 2001

a) Basis of Presentation

     The consolidated interim financial statements have been prepared by the Company and are unaudited. The financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not necessarily include all information and footnotes required by generally accepted accounting principles. In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of April 24, 2001 and for all periods presented have been made. The statements are subject to year-end audit adjustment. A description of the Company's accounting policies and other financial information are included in the audited consolidated financial statements filed with the Securities and Exchange Commission in the Company's Form 10-K for the year ended January 2, 2001. The consolidated results of operations for the quarter ended April 24, 2001 are not necessarily indicative of the results expected for the full year.

     Certain amounts set forth in the accompanying financial statements for the quarter ended April 16, 2000 have been reclassified to conform to the presentation for the current fiscal quarter.

b) Petitions for Reorganization Under Chapter 11

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. On April 27, 2000, the Company and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Arizona in Phoenix (the "Bankruptcy Court"). Effective upon such filings, the Company and Bagel Partners are operating their businesses as debtors-in-possession, subject to the jurisdiction of the Bankruptcy Court. The Chapter 11 cases are being jointly administered for procedural purposes by the Bankruptcy Court under Case No. 00-04447-ECF-CGC. Einstein/Noah Bagel Partners, Inc., a wholly-owned subsidiary of the Company and the general partner of Bagel Partners ("Bagel Partners, Inc."), is not included in the Chapter 11 filings.

     As of the petition date, actions to collect pre-petition indebtedness are stayed and other contractual obligations may not be enforced against the Company or Bagel Partners. In addition, the Company and Bagel Partners may reject executory contracts and unexpired leases, and parties affected by these rejections may file claims with the Bankruptcy Court in accordance with procedures set by the Bankruptcy Court and the Bankruptcy Code. On April 28, 2000, the Bankruptcy Court approved the Company's payment of pre-petition employee compensation, benefits and reimbursements and withholding taxes, and the continued payment of these items. The Bankruptcy Court also approved the timely payment, without interruption, of all pre-petition trade payables incurred in the ordinary course of business, including vendor bills submitted prior to the filing, provided that the vendors continued to offer the Company and Bagel Partners credit terms that were the same or better than those offered pre-petition. To date, substantially all pre-petition vendors are providing credit on terms meeting the requirements set by the Bankruptcy Court.

     On May 2, 2000, the Bankruptcy Court set June 30, 2000 as the claims bar date in the Chapter 11 cases.

     As debtors-in-possession, the Company and Bagel Partners are authorized to operate their businesses, but may not engage in transactions outside the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court. An official committee of unsecured creditors, consisting of HSBC Bank USA (indenture trustee for the holders of the Company's $125.0 million 7 1/4% Convertible Subordinated Debentures due 2004 (the "Debentures")), and four holders of the Debentures, Loomis, Sayles & Company, L.P., Kayne Anderson, Lonestar Partners, L.P. and Lampe, Conway & Co., L.L.C., was originally formed by the U.S. Trustee on May 9, 2000 (the "Creditors Committee").

     On July 28, 2000, the Bankruptcy Court approved the Company's employment contract with Robert M. Hartnett, the Company's chairman, chief executive officer and president; the Company's severance agreements with certain of its officers, providing certain severance benefits in the event of termination of employment following a change in control of the Company; and the Company's amended and restated employee retention program.

     Upon filing petitions under Chapter 11, the Company and Bagel Partners filed a joint plan of reorganization. Such plan was modified on August 11, 2000, October 31, 2000, January 3, 2001 and January 30, 2001. Under the terms of the plan as originally filed, Bagel Partners would have been merged into the Company, general unsecured creditors of the Company (primarily the holders of the Debentures) would have received approximately 89 percent of the common stock of the reorganized Company, the minority equity holders in Bagel Partners (primarily Bagel Store Development Funding, L.L.C. ("Bagel Funding")) would have received approximately 11 percent of the common stock of the reorganized Company, and holders of the Company's common stock would have received warrants to acquire 2% of the common stock of the Company on a fully diluted basis. The Company had received from BNP Paribas a commitment for a $60.0 million secured credit facility to be made available upon consummation of the plan; however, such commitment was not extended beyond its October 31, 2000 expiration date.

     The Bankruptcy Court approved the disclosure statement pertaining to the plan on July 28, 2000, and the disclosure statement was mailed on August 14, 2000.

     On September 14, 2000, the Company announced that it had reached agreement with the Creditors Committee on all outstanding issues regarding the plan of reorganization and that the Creditors Committee supported the plan, although the Creditors Committee reserved the right to challenge the distribution under the plan to Bagel Funding.

     On October 25, 2000, the Bankruptcy Court denied the motion of the Company and Bagel Partners to extend the time periods during which the Company and Bagel Partners had the exclusive right to file a plan of reorganization and to solicit acceptances of a plan.

     The Bankruptcy Court conducted hearings on the confirmation of the plan on various dates through February 2, 2001. The plan was accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the claims of the class consisting of the Company's pre-petition secured bank debt. However, the plan was not accepted by the class consisting of the Company's general unsecured creditors and the Bankruptcy Court denied the motion of the Company and Bagel Partners to count certain ballots of unsecured creditors of the Company that had been received by the solicitation agent after the voting deadline. The Company and Bagel Partners also filed a motion, which remains pending, to designate, pursuant to Section 1126(e) of the Bankruptcy Code, certain votes of the Company's unsecured creditors cast by New World Coffee-Manhattan Bagel, Inc. ("New World"), a competitor of the Company which had purchased the Debentures, and certain other persons associated with New World. In the event such motion were granted, the plan would be deemed accepted by the class consisting of the Company's general unsecured creditors. In the event the motion were denied, such class would not be deemed to have accepted the plan, and it would be possible to confirm the plan only if the requirements of Section 1129(b) of the Bankruptcy Code, as well as other applicable requirements, were satisfied.

     Objections to the plan were filed by Bagel Funding, the Boston Chicken Plan Trustee and New World. On January 3, 2001, the Company and Bagel Partners filed modifications to the plan that provided for (a) an additional distribution of $2.5 million in cash to minority holders in Bagel Partners, and (b) a distribution to holders of the Company's common stock of (i) warrants to purchase 10% of the common stock of the reorganized Company, on a fully- diluted basis, for an exercise price of approximately $18.7 million and (ii) an amount in cash equal to $1.0 million less the amount payable to the Boston Chicken Plan Trustee for reimbursement of fees and expenses incurred by the Boston Chicken Trustee in connection with the Chapter 11 cases of the Company and Bagel Partners. At that time, Bagel Funding, the Boston Chicken Plan Trustee and the Creditors Committee indicated that they intended to support the plan as so modified.

     In January 2001, New World, and certain persons associated with New World, on the one hand, and an affiliate of Three Cities Research, a private equity investment firm (with its affiliates, "Three Cities"), on the other hand, purchased positions in the Debentures sufficient to give each a "blocking position" with respect to approval of the Company's joint plan of reorganization in the event the Company and Bagel Partners were required to resolicit votes with respect to the plan. In addition, certain members of the Creditors
Committee  sold  their  Debentures  and  all of  the  members  of the  Creditors
Committee resigned; to date no other members have been appointed. After the transactions in the Debentures described above, the Company and Bagel Partners negotiated to resolve outstanding objections to the plan. These efforts were unsuccessful, and support by the principal holders of claims and interests in the Chapter 11 cases, including those who had previously supported the plan, waned. On February 2, 2001, the Boston Chicken Plan Trustee filed a conditional reinstatement of objections to the plan. Accordingly, the Company's plan faced a number of obstacles, including, without limitation: the lack of sufficient votes of the Company's general unsecured creditors unless the designation motion of the Company and Bagel Partners was granted; the presence of objections to the plan by New World and the Boston Chicken Plan Trustee (and the risk of reinstatement of objections by Bagel Funding); the need to obtain exit financing to facilitate emergence from Chapter 11 pursuant to the plan; and the risk that the Bankruptcy Court would require resolicitation of votes to confirm the plan as a consequence of plan modifications and changes in the terms of any exit financing.

     On February 12, 2001, the Company announced that it had entered into an agreement with ENB Acquisition LLC ("ENB"), an affiliate of Three Cities, providing for the sale to ENB of substantially all of the assets of the Company and Bagel Partners under Section 363 of the Bankruptcy Code, for a purchase price consisting of $145.0 million in cash and the assumption of $22.7 million in current liabilities and certain other liabilities and obligations. Under the purchase agreement, if the agreement is terminated and the Company accepts an acquisition proposal from a third party other than ENB, then in certain circumstances the Company will be obligated to make a termination payment of $5.0 million to ENB. On March 5, 2001, the Bankruptcy Court entered an order approving such termination payment and bidding procedures (the "Bidding Procedures Order"), and the court set May 23, 2001 as the date for the hearing (the "Sale Hearing") on the motion (the "Sale Motion") to approve the sale to ENB or to a party submitting a higher or better bid in conformity with the Bidding Procedures Order.

     The Sale Hearing was conducted on June 1, 2001. At the Sale Hearing, the Bankruptcy Court conducted an auction in which Einstein Acquisition Corp. and Greenlight New World, LLC, affiliates of New World, were the successful bidder. Upon the conclusion of the auction, the Bankruptcy Court approved the sale to such affiliates of substantially all of the assets of the Company and Bagel Partners for a purchase price consisting of $160.0 million in cash and the assumption of current liabilities incurred in the ordinary course of business and certain other liabilities and obligations. The cash purchase price will be increased by the amount, if any, that the current liabilities assumed are less than $22.7 million and it will be decreased by the amount, if any, that the current liabilities assumed exceed $30 million.

     Under the sale order of the Bankruptcy Court, the New World affiliates will be obligated to close the transaction not later than 12:01 p.m., Eastern Time, on June 20, 2001. The transaction is subject to customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     In the event the New World affiliates do not consummate the acquisition on or before 12:01 p.m., Eastern Time, on June 20, 2001, ENB will be obligated to consummate the acquisition of substantially all of the assets of the Company and Bagel Partners, on the terms provided for in its backup bid, on June 21, 2001. Under ENB's backup bid, ENB would acquire such assets for a purchase price consisting of $155.0 million (of which $5.0 million consists of a credit for its breakup fee), or $150.0 million net in cash, plus the assumption of liabilities and obligations on substantially the same terms as those provided in the bid of the New World affiliates. (The pending sale to New World or ENB is sometimes herein referred to as the "Pending Sale Transaction.")

     On April 2, 2001, the Boston Chicken Plan Trustee filed a joint plan of reorganization of the Company and Bagel Partners (the "BCP Plan"), together with a form of disclosure statement relating to such plan, with the Bankruptcy Court. Pursuant to the BCP Plan, as subsequently amended, the Debentures would have allegedly been "reinstated" and other unsecured creditor claims would have been paid in full. Holders of the Debentures would also have received a right to exchange the principal amount of their Debentures and accrued interest thereon for shares of new common stock in the Company. Common stockholders in the Company would also have received shares of new common stock in the reorganized Company. The equity interests in Bagel Partners would have remained outstanding. Under the plan, ENBC and Bagel Partners would have obtained new bank financing in the principal amount of $85.0 million and the Company's pre-petition secured bank financing and debtor-in-possession financing would have been satisfied in full.

     On May 23, 2001, the Bankruptcy Court denied the motion of New World, as joined in by the Boston Chicken Plan Trustee, to continue the hearing on the Sale Motion. The Bankruptcy Court vacated the dates that had previously been set for a hearing on confirmation of the BCP Plan. At the Sale Hearing, New World withdrew its previous objections to the sale under Section 363, and the objections of the Boston Chicken Plan Trustee were overruled.

     As permitted under the Bankruptcy Code and approved by the Bankruptcy Court, the Company and Bagel Partners have elected to reject certain real estate leases. The Company and Bagel Partners maintain the right to assume or reject additional leases or executory contracts.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, the uncertainty regarding the eventual outcome of the reorganization of the Company and Bagel Partners, and the effect of other unknown adverse factors, could threaten the debtors' existence as going concerns. Continuing on a going concern basis is dependent upon, among other things, the sale of the debtors' assets as a going concern or the confirmation of a plan of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the debtors' obligations. The accompanying consolidated financial statements do not reflect (a) adjustments that may be necessary to present the realizable value of assets on a liquidation basis, (b) adjustments to pre-petition liability amounts that may be allowed for claims or contingencies, or their status or priority, (c) the effect of any changes to the debtors' capital structure or in their business operations as the result of a confirmed plan of reorganization, or (d) adjustments to the carrying value of assets or liability amounts that may be necessary as the result of actions by the Bankruptcy Court, including the Pending Sale Transaction.

     All costs and expenses associated with the Company's balance sheet restructuring efforts incurred prior to the petition filing date have been reflected as pre-petition reorganization expenses. Such expenses consisted principally of professional fees paid to representatives of the Company and Bagel Partners, and professional fees paid by the Company that were incurred by the Company's lenders, the holders of the Debentures and the members of Bagel Funding. Of such expenses, $1.3 million had been incurred in fiscal 1999 and had previously been capitalized in anticipation of the issuance of securities by the Company in a restructuring transaction.

     All costs and expenses incurred in connection with the Company's reorganization since the petition filing date through April 24, 2001 have been reflected as reorganization items in the accompanying consolidated statements of operations. Through such date, the reorganization items consisted primarily of a provision of $4.7 million for loss on disposal of assets, a provision of $3.2 million for rejected leases and executory contracts, and charges of $14.2 million for other expenses, consisting primarily of professional fees paid to representatives of the Company and Bagel Partners, and professional fees incurred by the Company's lenders and the Creditors Committee which are paid by the Company.

c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d) Debtor-in-Possession Financing

     On May 22, 2000, the bankruptcy court gave final approval of the Company's debtor-in-possession financing agreement, providing for borrowings of up to $36.0 million (the "DIP Facility"). Of such amount, $26.0 million replaced the Company's pre-petition revolving credit facility in its entirety and $10.0 million provided additional funding for the Company's and Bagel Partner's operating expenses, including employee salaries and benefits, payments to vendors, interest and certain other payments under the DIP Facility, professional fees and permitted capital expenditures.

     On November 17, 2000, in consideration for continued extension of the DIP Facility, the DIP Facility was modified to reduce the amount available thereunder from $36.0 million to $34.0 million.

     Under the most recent amendment, the DIP Facility expires on June 15, 2001. The Company believes that it will be able to obtain an extension of the DIP Facility at least through the required closing date of the Pending Sale Transaction.

     Draws made under the DIP Facility bear interest at a rate equal to Bank of America, N.A.'s reference rate plus 1.00% (8.5% at April 24, 2001). The Company is required to pay an unused line fee of 0.5%. The DIP Facility is secured by substantially all of the assets of the Company and its subsidiaries, including Bagel Partners. The DIP Facility contains financial covenants requiring the maintenance of minimum cumulative EBITDA (as defined in the DIP Facility) and limiting capital expenditures and restructuring expenditures, as well as negative covenants limiting additional indebtedness, liens and sales of assets, and prohibiting dividend payments. As of April 24, 2001, the Company was in compliance with the covenants included in the DIP Facility.

e) Commitments and Contingencies

     The Company has entered into agreements with certain vendors which provide for minimum purchases over specified terms. Such agreements call for retroactive rate adjustments or cash settlement in the event of purchase shortfalls. Management believes that the ultimate settlement of such commitments will not have a material impact on the consolidated financial position or results of operations of the Company.

     Bagel Funding has invested a total of approximately $89.6 million, representing an equity interest of approximately 22%, in Bagel Partners. The Company is the manager of Bagel Funding. Bagel Funding has the right (the "Put Right") to require Bagel Partners or the Company (at Bagel Partners' election) to redeem Bagel Funding's equity interest in Bagel Partners at a pre-determined formula price based on store level cash flow of Bagel Partners in the event that, at any time after December 5, 1999 and prior to June 5, 2001, the Company does not consent to a public offering of such equity interests or the termination of certain rights and obligations under franchise and license agreements between the Company and Bagel Partners ("License Termination"). The formula price is determined by multiplying Bagel Funding's percentage interest in Bagel Partners by an enterprise valuation of Bagel Partners. Such enterprise valuation is equal to Bagel Partner's income from operations before general and administrative expenses, depreciation and amortization but after franchise royalties and marketing expenses (determined by annualizing the highest of the two fiscal quarters prior to the quarter in which the right is exercised), multiplied by 6.5, less the amount of any outstanding indebtedness of Bagel Partners plus the amount of any cash balances of Bagel Partners. The formula price, if determined using annualized results of the highest of the two fiscal quarters ending April 24, 2001, would be equal to approximately $58.6 million. The Company or Bagel Partners may pay the purchase price for such equity interests in cash, shares of the Company's common stock (valued based on the average closing sales price per share for the 20 trading days ending with the second business day prior to the date such shares are delivered) or a combination thereof.

     On March 28, 2000, Bagel Partners received a notice from representatives of Bagel Funding requesting on behalf of Bagel Funding that Bagel Partners seek the License Termination, pursuant to the applicable provisions of the partnership agreement governing Bagel Partners. Such termination requires the consent of the Company. By notice dated March 29, 2000, Bagel Partners, through its general partner, Einstein/Noah Bagel Partners, Inc., requested that the Company consent to the License Termination. Under the Bagel Partners partnership agreement, the Company had a period of 120 days to respond to such request. The Company did not and has not consented to the License Termination.

     On March 30, 2000, Bagel Partners received a letter from a representative of Bagel Funding stating that it was Bagel Funding's position that the Company had already rejected the request for License Termination. The letter further stated that Bagel Funding had determined to exercise its right to require Bagel Partners to purchase Bagel Funding's interest in Bagel Partners and that Bagel Funding demanded immediate cash payment of the purchase price for such interest.

     On May 10, 2000, the Company and Bagel Partners filed a motion in the Bankruptcy Court in which they asked the court to determine that the joint plan of reorganization filed by them properly classifies the interest of Bagel Funding as an equity interest in Bagel Partners. The Creditors Committee also filed a motion seeking to characterize Bagel Funding's rights as an equity interest or to subordinate any claims Bagel Funding may have.

     On August 7, 2000, the Bankruptcy Court issued a ruling with respect to the Put Right. Specifically, the court held as to Bagel Partners that the Put Right is an equity interest in, and not a debt claim against, Bagel Partners. The court reserved for determination at the hearing on confirmation of the plan the issue of what value, if any, should be ascribed to the Put Right and whether the Put Right entitled Bagel Funding to a larger distribution than that provided for in the plan.

     As to the Company, the Bankruptcy Court concluded that the Put Right does not create an enforceable right to payment in favor of Bagel Funding against the Company. Accordingly, the Bankruptcy Court found that any rights that Bagel Funding may have against the Company are not claims against, but equity interests in, the Company. The bankruptcy court further noted that even if Bagel Funding held a claim against the Company based on the Put Right, such claim would be subordinated to other claims in the Company's bankruptcy, including those of the holders of the Debentures, pursuant to the Bankruptcy Code.

     Bagel Funding filed a notice of appeal of the Bankruptcy Court's ruling. Bagel Funding also filed a motion for leave to prosecute an interlocutory appeal, which was denied by the Bankruptcy Appellate Panel for the Ninth Circuit.

     The Company has become subject to various lawsuits, claims and other legal matters in the course of conducting its business. The Company does not believe that any such matters of which it is aware are material to the Company individually or in the aggregate, but matters may arise which could adversely affect the Company or its business operations.

f) Liabilities Subject to Compromise

     Certain claims against the Company and Bagel Partners in existence prior to the filing of the petitions for relief under Chapter 11 of the Bankruptcy Code are stayed while the Company and Bagel Partners are operating their businesses as debtors-in-possession. These pre-petition claims are reflected in the April 24, 2001 consolidated balance sheet as "liabilities subject to compromise." Liabilities subject to compromise consist of the following (in thousands):


Convertible Subordinated Debentures, 7 1/4%..............................................................       $125,000
Senior Term Loan.........................................................................................         16,070
Accrued Interest, Convertible Subordinated Debentures, 7 1/4%............................................          3,751
Provision for Rejected Executory Contracts...............................................................          1,227
Other Miscellaneous Claims...............................................................................          4,391

                                                                                                                $150,439

     Additional liabilities subject to compromise may arise subsequent to the petition filing date resulting from rejection of executory contracts, including leases, and from the determination by the Bankruptcy Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

     Contractual interest on the Debentures for the quarter ended April 24, 2001, was $2.8 million. No interest was reported on the Debentures for the quarter ended April 24, 2001, which reflects the Company's decision to cease accruing interest on the Debentures as of the petition filing date.

g) Condensed Combined Financial Statements

     Set forth below are condensed combined financial statements of the Company and Bagel Partners for the quarter ended April 24, 2001. Such financial statements present the financial position and results of operations of the Company and Bagel Partners separately from the financial position and results of operations of Einstein/Noah Bagel Partners, Inc., which is not in reorganization. The financial position and results of operations of the Company and Bagel Partners are shown on a combined basis under the caption entitled
"Entities in Reorganization--ENBC & ENBP, L.P." The financial position and results of operations of Einstein/Noah Bagel Partners, Inc. are shown separately under the caption entitled "Entity Not in Reorganization--ENBP, Inc." Eliminations in consolidation are shown under the caption entitled "Eliminations."

EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES CONDENSED COMBINED BALANCE SHEETS AS OF APRIL 24, 2001
                           (in thousands) (unaudited)


                                                             Entities In
                                                          Reorganization         Entity Not In
                                                                  ENBC &        Reorganization                                  ENBC
                                                                ENBP, LP            ENBP, Inc.       Eliminations       Consolidated
                                                          --------------        ---------------      ------------       ------------
ASSETS
Current Assets:
   Cash and cash equivalents.....................                 $3,721                   $--                $--             $3,721
   Accounts receivable, net......................                  1,464                    --              (122)              1,342
   Due (to)/from affiliates......................               (22,945)                22,945                 --                 --
   Inventories...................................                  7,959                    --                 --              7,959
   Prepaid expenses and other current assets.....                  3,038                    --                 --              3,038

      Total current assets.......................                (6,763)                22,945              (122)             16,060
Investments in Subsidiaries/Parent...............                363,032                 1,829          (364,861)                 --
Note Receivable from Subsidiary..................                 17,468                    --           (17,468)                 --
Property and Equipment, net......................                 98,824                 8,713             11,594            119,131
Goodwill, net....................................                148,829                    --             47,813            196,642
Trademarks, Net..................................                  2,001                    --                 --              2,001
Recipes, Net.....................................                  1,949                    --                 --              1,949
Other Assets, net................................                  7,010                    --            (3,360)              3,650

      Total assets...............................               $632,350               $33,487         $(326,404)           $339,433



LIABILITIES AND STOCKHOLDERS' EQUITY Liabilities Not Subject to Compromise:
   Current Liabilities:
      Accounts payable...........................                $13,602                   $--                $--            $13,602
      Accrued expenses...........................                 28,394                    --              (122)             28,272
   Debtor-in-Possession Financing................                 25,369                    --                 --             25,369

        Total Current Liabilities................                 67,365                    --              (122)             67,243
   Note Payable to Parent........................                 17,468                    --           (17,468)                 --
   Other Noncurrent Liabilities..................                 19,136                    --            (7,510)             11,626

        Total liabilities not subject to compromise              103,969                    --           (25,100)             78,869
Liabilities Subject to Compromise................                150,439                    --                 --            150,439
Minority Interest................................                     --                    --             30,145             30,145
Total Stockholders' Equity.......................                377,942                33,487          (331,449)             79,980

      Total liabilities and stockholders' equity.               $632,350               $33,487         $(326,404)           $339,433



EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE QUARTER ENDED APRIL 24, 2001 (in thousands) (unaudited)


                                                             Entities In
                                                          Reorganization         Entity Not In
                                                                  ENBC &        Reorganization                                  ENBC
                                                                ENBP, LP            ENBP, Inc.       Eliminations       Consolidated
                                                          --------------        --------------       ------------       ------------
Revenue:
   Store revenue.................................               $111,778                   $--                $--           $111,778
   Royalties and franchise-related fees..........                  5,737                 1,177            (6,914)                 --

      Total revenue..............................                117,515                 1,177            (6,914)            111,778
Costs and Expenses:
   Store:
      Cost of products sold......................                 36,671                    --                 --             36,671
      Salaries and benefits......................                 33,462                    --                 --             33,462
      Other controllable costs...................                  9,357                    --                 --              9,357
      Rent, occupancy and related costs..........                 16,136                    --            (6,139)              9,997
      Marketing expenses.........................                  5,223                    --                 --              5,223
      Depreciation and amortization..............                  3,492                    --                497              3,989

        Total store costs and expenses...........                104,341                    --            (5,642)             98,699
   Non-Store:
      Salaries, benefits, general and
        administrative...........................                  9,918                    --              (141)              9,777
      Depreciation and amortization (excluding
        goodwill amortization)...................                  1,486                    --                (7)              1,479
      Goodwill amortization......................                  2,608                    --                967              3,575

        Total non-store costs and expenses.......                 14,012                    --                819             14,831

        Total costs and expenses.................                118,353                    --            (4,823)            113,530

Income (Loss) from Operations....................                  (838)                 1,177            (2,091)            (1,752)
Total Other Income (Expense).....................                (1,988)                    --                544            (1,444)

Income (Loss) before Reorganization Items, Income
   Taxes and Minority Interest...................                (2,826)                 1,177            (1,547)            (3,196)
Reorganization Items:
   Professional fees.............................                (3,523)                 (200)               (29)            (3,752)

      Total Reorganization Items.................                (3,523)                 (200)               (29)            (3,752)
   Provision for Elimination of Minority Interest                     --                    --                234                234
   Provision for Income Taxes....................                   (52)                    --                 --               (52)

Net Income (Loss)................................               $(6,401)                  $977           $(1,342)           $(6,766)


EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES CONDENSED COMBINED STATEMENTS OF CASH FLOWS FOR THE QUARTER ENDED APRIL 24, 2001 (in thousands) (unaudited)


                                                             Entities In
                                                          Reorganization         Entity Not In
                                                                  ENBC &        Reorganization                                  ENBC
                                                                ENBP, LP            ENBP, Inc.       Eliminations       Consolidated
                                                          --------------        ---------------      ------------       ------------
Cash Flows from Operating Activities:
   Net income (loss).............................               $(6,401)                  $977           $(1,342)           $(6,766)
   Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
      Depreciation and amortization..............                  7,586                    --              1,457              9,043
      Minority interest..........................                     --                    --              (234)              (234)
      Loss on disposal of assets.................                     29                    --                 --                 29
      Changes in assets and liabilities:
        Accounts receivable......................                     10                    --               (47)               (37)
        Accounts payable and accrued expenses....                  2,769                    --                 47              2,816
        Other assets and liabilities.............                (1,419)                 (977)                119            (2,277)

           Net cash provided by operating
              activities.........................                  2,574                    --                 --              2,574

Cash Flows from Investing Activities:
   Purchase of property and equipment............                (5,276)                    --                 --            (5,276)

      Net cash used in investing activities......                (5,276)                    --                 --            (5,276)
Cash Flows from Financing Activities:
   Borrowings under debtor-in-possession facility                112,193                    --                 --            112,193
   Repayments under debtor-in-possession facility              (109,729)                    --                 --          (109,729)

      Net cash provided by financing activities..                  2,464                    --                 --              2,464
Net Decrease in Cash and Cash Equivalents........                  (238)                    --                 --              (238)
Cash and Cash Equivalents, beginning of period...                  3,959                    --                 --              3,959

Cash and Cash Equivalents, end of period.........                 $3,721                    $--                $--            $3,721


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Einstein/Noah Bagel Corp. and subsidiaries as of December 27, 1998, December 26, 1999 and January 2, 2001, and for the fiscal years ended December 27, 1998, December 26, 1999 and January 2, 2001 included in this Form 10-K, and have issued our report thereon dated March 30, 2001. Our report on the financial statements includes an explanatory paragraph with respect to the uncertainty as to the Company's ability to continue as a going concern, which is further described in Note 2 to the financial statements. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in Part IV, Item 14 of this Form 10-K is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                     ARTHUR ANDERSEN LLP

Denver, Colorado
March 30, 2001



                                                                                                        SCHEDULE II

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS



                                                                                      Additions
                                                                     Balance at      charged to        Deductions for        Balance
                                                                      beginning       costs and              accounts      at end of
Classifications                                                       of period        expenses           written-off         period
---------------                                                       ---------        --------           -----------         ------

Fiscal year ended January 2, 2001:
   Allowance for Doubtful Accounts...........................          $226,032        $105,000             $(84,034)       $246,998
Fiscal year ended December 26, 1999:
   Allowance for Doubtful Accounts...........................           782,465              --             (556,433)        226,032
Fiscal year ended December 27, 1998:
   Allowance for Doubtful Accounts...........................           810,000              --              (27,535)        782,465


                     NEW WORLD COFFEE--MANHATTAN BAGEL, INC.
               UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combining Balance Sheet of New World Coffee--Manhattan Bagel, Inc. ("New World") as of April 1, 2001 and Unaudited Pro Forma Combining Statements of Operations for the fiscal year ended December 31, 2000, for the fiscal quarter ended April 1, 2001 and for the twelve months ended April 1, 2001 illustrate the effect of the acquisition of the assets of Einstein Noah Bagel Corp. ("Einstein"). The Unaudited Pro Forma Combining Balance Sheet assumes that the acquisition had been completed as of April 1, 2001 and the Unaudited Pro Forma Combining Statements of Operations assumes that the acquisition of Einstein had been completed as of the beginning of the each period presented. The fiscal reporting periods of the Companies differ. New World's twelve month period ended on April 1, 2001 and Einstein's twelve month period ended on April 24, 2001. For purposes of this presentation, historical amounts for the above-noted periods have been utilized to illustrate results for a full twelve month period.


Accounting Treatment

     New World will record the acquisition as a purchase transaction.

     The pro forma adjustments are based upon currently available information and assumptions that management of New World believes are reasonable and certain information provided by the management of Einstein. New World will account for the acquisition based upon the estimated fair market value of the net tangible assets, intangible assets and liabilities acquired as of the date of acquisition. The adjustments included in the Unaudited Pro Forma Combining Financial Information represent the preliminary determination of these adjustments based upon available information. New World cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combining Financial Information.

     The Unaudited Pro Forma Combining Financial Information is not necessarily indicative of either future results of operations or results that might have been achieved if the acquisition of Einstein had been consummated as of the indicated dates. The Unaudited Pro Forma Combining Financial Information should be read in conjunction with the historical financial statements of New World and Einstein together with the related notes thereto, which are included elsewhere in this filing.


                     NEW WORLD COFFEE--MANHATTAN BAGEL, INC.
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS
                               AS OF APRIL 1, 2001


                                                                                            Einstein                       New World
                                                                             New World        Assets        Pro Forma      Pro Forma
                                                                            Historical      Acquired      Adjustments       Combined
                                                                            ----------      --------      -----------       --------
                                                                                          (amounts in thousands)

                                                               Assets
Current Assets:
Cash and cash equivalents...........................................            $4,227        $3,721       $6,450 (1)        $14,398
Accounts receivable, net............................................             3,465         1,342                           4,807
Current maturities of notes receivables.............................               677                                           677
Inventories.........................................................             1,608         7,959                           9,567
Prepaid expenses and other current assets...........................               653         3,038                           3,691
Deferred income taxes-- current portion.............................               500                                           500
Investment in debt securities.......................................            39,156                                        39,156
Assets held for resale..............................................             4,911                                         4,911

Total current assets................................................            55,197        16,060            6,450         77,707

Property, plant and equipment, net..................................             6,600       119,131                         125,731
Notes and other receivables, net....................................               972                                           972
Trademarks, net.....................................................            15,594                                        15,594
Goodwill, net.......................................................             2,301                     54,884 (2)         57,185
Deferred income taxes...............................................             8,934                                         8,934
Deposits and other assets...........................................             3,132         1,925       13,800 (1)         16,857
                                                                                                              (2,000)

      Total Assets..................................................           $92,730      $137,116          $73,134       $302,980



                                                Liabilities And Stockholders' Equity
Current Liabilities:
Accounts payable....................................................            $1,717       $14,000                         $15,717
Accrued expenses....................................................             2,036        16,000                          18,036
Current portion of long-term debt...................................             4,885                     (4,500)(1)         33,635
                                                                                                           33,250 (1)
Current portion of obligations under capital leases.................               219                                           219
Other current liabilities...........................................                23                                            23

      Total current liabilities.....................................             8,880        30,000           30,500         69,380

Long-term debt......................................................            10,177                     (6,500)(1)        122,956
                                                                                                          133,000 (1)
Obligations under capital leases....................................               225                                           225
Other liabilities...................................................             1,536                                         1,536
Series F Preferred Stock............................................            29,294                     10,090 (1)         39,384
Minority interest...................................................             6,646                                         6,646
Stockholders' equity:
Common stock........................................................                15                                            15
Additional paid-in capital..........................................            58,197                     14,910 (1)         86,828
                                                                                    --            --       13,721 (6)             --
Accumulated deficit.................................................          (22,240)                                      (22,240)

      Total stockholders' equity....................................            35,972                         28,631         64,603

      Total liabilities and stockholders' equity....................           $92,730       $30,000         $180,250       $302,980

See accompanying notes to unaudited pro forma combining financial information


                     NEW WORLD COFFEE--MANHATTAN BAGEL, INC.
              UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTH PERIOD ENDED APRIL 1, 2001



                                                                                                                           New World
                                                                          New World         Einstein        Pro Forma      Pro Forma
                                                                         Historical       Historical      Adjustments       Combined
                                                                         ----------       ----------      -----------       --------
                                                                              (amounts in thousands except per share data)

Revenues
Franchise........................................................            $7,593                                           $7,593
Retail Sales.....................................................            14,449          369,158                         383,607
Manufacturing....................................................            25,010                                           25,010

Total Revenue....................................................            47,052          369,158                         416,210

Cost of Sales
Retail Sales.....................................................            18,927          308,829                         327,756
Manufacturing....................................................            13,625                                           13,625

      Total Cost of Sales........................................            32,552          308,829                         341,381

Gross Profit.....................................................            14,500           60,329                          74,829
General and Administrative.......................................             6,811           30,573                          37,384
Depreciation and Amortization....................................             2,989           30,318       (8,898)(4)         24,409

Income From Operations...........................................             4,700            (562)            8,898         13,036
Interest Expense.................................................           (1,926)          (4,957)      (18,989)(3)       (39,632)
                                                                                                          (13,761)(7)

Other Income.....................................................                                 99                              99
Loss from Sale of Investments....................................              (98)                                             (98)

Income before Minority Interest..................................             2,676          (5,420)         (23,851)       (26,595)
Minority Interest................................................               723          (1,973)            1,973            723

Net Income (Loss)................................................             1,953          (3,447)         (25,824)       (27,318)
Dividends and Accretion on Preferred Stock.......................             5,445                          8,970(5)         14,415

Net Income Available to Common Stockholders......................          $(3,492)         $(3,447)        $(34,794)      $(41,733)



Net loss per share...............................................                                                             (2.71)
Weighted Average Number of Common Shares Outstanding--Basic.......                                                            15,405


  See accompanying notes to unaudited pro forma combining financial information


                     NEW WORLD COFFEE--MANHATTAN BAGEL, INC

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                                                                                                                           New World
                                                                          New World         Einstein        Pro Forma      Pro Forma
                                                                         Historical       Historical      Adjustments       Combined
                                                                         ----------       ----------      -----------      ---------
                                                                                         (amounts in thousands)

Revenues
   Franchise.....................................................            $7,715                                           $7,715
   Retail Sales..................................................            11,997          375,703                         387,700
   Manufacturing.................................................            26,011                                           26,011

        Total Revenue............................................            45,723          375,703                         421,426

Cost of Sales
   Retail Sales..................................................            11,125          316,281                         327,406
   Manufacturing.................................................            19,920                                           19,920

        Total Cost of Sales......................................            31,045          316,281                         347,326

Gross Profit.....................................................            14,678           59,422                          74,100
General and Administrative.......................................             6,694           34,370                          41,064
Depreciation and Amortization....................................             2,774           29,972       (8,898)(4)         23,848

Income From Operations...........................................             5,210          (4,920)            8,898          9,188
Interest Expense, net............................................           (1,960)          (7,368)      (16,544)(3)       (39,632)
Other Income.....................................................                --               37      (13,761)(7)             37
Loss from Sale of Investments....................................             (339)               --                           (339)

Income before Minority Interest..................................             2,911         (12,251)         (21,406)       (30,746)

Minority Interest................................................                 0          (2,465)            2,465             --

Net Income (Loss)................................................             2,911          (9,786)         (23,871)       (30,746)
Dividends and Accretion on Preferred Stock.......................             2,128                             8,970         11,098

Net Income Available to Common Stockholders......................              $783         $(9,786)        $(32,841)      $(41,844)



Net loss per share...............................................                                                            $(3.47)
Weighted Average Number of Common Shares Outstanding--Basis.......                                                            12,074


  See accompanying notes to unaudited pro forma combining financial information



NEW WORLD COFFEE--MANHATTAN BAGEL, INC UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS FOR THE FISCAL QUARTER ENDED APRIL 1, 2001


                                                                                                                           New World
                                                                          New World         Einstein        Pro Forma      Pro Forma
                                                                         Historical       Historical      Adjustments       Combined
                                                                         ----------       ----------      -----------      ---------
                                                                                         (amounts in thousands)

Revenues
   Franchise.....................................................            $1,653                                           $1,653
   Retail Sales..................................................             3,672          111,778                         115,450
   Manufacturing.................................................             5,150                                            5,150

        Total Revenue............................................            10,475          111,778                         122,253

Cost of Sales
   Retail Sales..................................................             3,681           94,710                          98,391
   Manufacturing.................................................             3,686                                            3,686

        Total Cost of Sales......................................             7,367           94,710                         102,077

Gross Profit.....................................................             3,108           17,068                          20,176
General and Administrative.......................................             1,702            9,777                          11,479
Depreciation and Amortization....................................               787            9,043       (2,224)(4)          7,606

Income From Operations...........................................               619          (1,752)            2,224          1,091
Interest Expense, net............................................             (444)          (1,524)       (4,500)(3)        (9,908)
Other Income.....................................................                                 80       (3,440)(7)             80
Gain from Sale of Investments....................................               241                                              241

Income before Minority Interest..................................               416          (3,196)          (5,716)        (8,496)
Minority Interest................................................               723            (234)              234            723

Net Income (Loss)................................................             (307)          (2,962)          (5,950)        (9,219)
Dividends and Accretion on Preferred Stock.......................             3,317                         2,243 (5)          5,560

Net Income Available to Common Stockholders......................          $(3,624)         $(2,962)         $(8,192)      $(14,779)



Net loss per share...............................................                                                            $(0.96)
Weighted Average Number of Common Shares Outstanding--Basic.......                                                            15,405


  See accompanying notes to unaudited pro forma combining financial information



NEW WORLD COFFEE--MANHATTAN BAGEL, INC NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

1.       Reflects the following:

     a. Proceeds from this offering in the amount of $133,000,000 less related transaction fees of $13,800,000 will be utilized to effect the acquisition.

     b. New World will complete a private placement of $25,000,000 representing shares of its Series F Preferred stock and related warrants. The valuation given to such warrants is reflected in equity.

     c. New World will secure a loan through an unrestricted subsidiary in the amount of $35,000,000 secured by its Einstein Bonds. Proceeds from such loan are anticipated to be $33,250,000. Such loan will be repaid from the distribution from the Einstein bankruptcy estate on such bonds which is expected to be in excess of $40,000,000.

     d. New World will utilize a portion of the proceeds to repay its existing bank debt of $11,000,000.

     e.   Use of Proceeds:


Notes Issued..............................................       133,000
Short Term Debt Secured by Bonds..........................        33,250
Additional Series F.......................................        25,000

Total Proceeds............................................       191,250
Closing Costs.............................................        13,800
Asset Purchase............................................       160,000
Repayment of New World Debt...............................        11,000

Net available for Working Capital.........................         6,450
                                                             ------------






2. The excess of the purchase price over the estimated fair market value of the assets acquired is accounted for as goodwill and is amortized over a twenty-year period. Goodwill is determined as follows:


Cash Purchase Price.............................................       160,000
Transaction Costs...............................................         2,000
Fair Market Value of Net Assets Acquired........................       107,116

Goodwill........................................................        54,884
                                                                   ------------

3. Interest on the borrowings was calculated as if the related debt had been outstanding for the entire twelve-month period reported. It is management's expectation that the $35,000,000 will be repaid after consummation of the acquisition from the distribution that New World's restricted subsidiary will receive from the bankruptcy estate of Einstein. For purposes of this presentation, the following interest rates have been utilized:



Description                                               Amount       Rate

Loan to Unrestricted Subsidiary................         35,000,000      14.5%
Senior Notes...................................        140,000,000      14.5%


4. Reflects the amortization expense of the excess of cost over the historical net assets acquired in the acquisition amortized utilizing the straight-line method over 20 years. Should the allocation of such excess cost over historical net assets acquired differ significantly from the amount calculated in note 2 above, amortization expense could increase since the depreciable lives of assets other than goodwill may be shorter.

5. Reflects dividend at the rate of 16% per annum and accretion of warrant value arising from the $25,000,000 Series F Preferred stock offering anticipated to close prior to the acquisition. Amount is being accreted through the redemption date of the Series F Preferred Stock (36 months). For purposes of this presentation, a full year's accretion has been calculated.

6. Reflects the valuation of the warrants to be issued in connection with this offering.

7. Reflects amortization of borrowing costs and the value of warrants to be issued pursuant to this offering and accounted for as additional borrowing costs. These amounts were amortized over the term of the notes (24 months).